UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Tenneco Inc.

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Proxy Statement and

Notice of 2017 Annual Meeting

Pioneering global ideas for cleaner air, and smoother, quieter and safer transportation

Wednesday, May 17, 2017 at 10:00 a.m. Central Time

Tenneco Headquarters 500 North Field Drive Lake Forest, IL 60045

To the Stockholders of Tenneco Inc.:

I am pleased to inform you that Tenneco’s 2017 Annual Meeting of Stockholders will be held Wednesday, May 17, 2017, at 10:00 a.m., Central Time, at our headquarters at 500 North Field Drive in Lake Forest, Illinois. A record of our activities for the year 2016 is contained in our Form 10-K, but as we prepare for the Annual Meeting, I want to share with you my thoughts on our 2016 performance, and the bright future ahead for Tenneco.

Our results for 2016 clearly demonstrate the effectiveness of our strategies and the progress we’re making on realizing our vision for Tenneco. We’re generating profitable growth, continuously improving operations, and investing to achieve long-term success. Some of the key financial highlights for 2016 include:

•	Record full-year revenue of $8.6 billion;

•	Record full-year EBIT of $528 million, net income of $363 million and earnings per share of $6.44; and

•	Our seventh consecutive year of improved EBIT margin (adjusted EBIT as a percent of value-add revenue).

Looking ahead, we expect continued revenue growth that outpaces industry production, driven by our outstanding position on light vehicle platforms globally, increased emissions regulations requiring incremental Clean Air content and growing demand for electronic suspension technologies and our aftermarket products. We’re also investing in our global operations to improve manufacturing efficiencies and our cost competitiveness, and we’re seeing the benefits in both product lines.

Tenneco has a strong track record of solid execution, profitable growth and value creation, and we’re excited about the bright future we see ahead.

Thank you for your confidence and continued support.

Gregg Sherrill

Chairman and CEO

Tenneco Inc.

NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

What:	The Annual Meeting of Stockholders of Tenneco Inc.

When:	Wednesday, May 17, 2017, at 10:00 a.m., Central Time

Where:	Tenneco Headquarters, 500 North Field Drive, Lake Forest, Illinois 60045

Items of Business:	1.	To elect the ten director nominees listed in this proxy statement;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent public accountants for 2017;

3.	To approve our executive compensation in an advisory vote;

4.	To approve the frequency of future advisory votes on our executive compensation in an advisory vote; and

5.	To consider any other matters, if properly raised.

Who may vote:	Holders of common stock of record at the close of business on March 20, 2017.

Voting:	YOUR VOTE IS VERY IMPORTANT. All stockholders are cordially invited to attend the Annual Meeting, but if you are not able to attend in person, please submit your vote as soon as possible as instructed in the Notice, proxy card or voting instruction form. You can vote via mail, telephone or the Internet.

Stockholders of record have been mailed a Notice of Internet Availability of Proxy Materials, which provides stockholders with instructions on how to access our proxy materials and our Form 10-K on the Internet and, if they prefer, how to request paper copies of these materials.

We believe that posting these materials on the Internet provides stockholders with the information that they need, while lowering our costs of printing and delivery and reducing the environmental impact of the Annual Meeting.

Questions:	For any questions regarding the Annual Meeting, please contact Tenneco at (847) 482-5000, attention: Corporate Secretary.

By Order of the Board of Directors

James D. Harrington

Corporate Secretary

Lake Forest, Illinois

April 3, 2017

IMPORTANT NOTICE REGARDING THE

AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 17, 2017

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission, we have elected to provide stockholders access to our proxy materials over the Internet. Accordingly, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) on April 3, 2017 to our stockholders of record. The Notice provides you with instructions regarding how to:

•	View our proxy materials for the Annual Meeting and our Form 10-K (which includes our audited financial statements) on the Internet at www.proxyvote.com;

•	Instruct us to provide our future proxy materials to you electronically by email; and

•	If you prefer, request paper copies of our proxy materials and Form 10-K.

Plan participants who hold Tenneco shares in their 401(k) accounts and other stockholders who have previously requested paper copies of these materials may receive these materials by email or by mail. We elected to use electronic notice and access for our proxy materials because this process will reduce our printing and mailing costs and, by reducing the amount of printed materials, will reduce the environmental impact of our annual stockholders’ meetings. Choosing to receive your future proxy materials by email will help us in these efforts. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

PROXY STATEMENT

The Board of Directors of Tenneco Inc. has made these proxy materials available to you on the Internet, or, upon your request, has delivered printed versions of these materials to you by mail. We first released these proxy materials to our stockholders on or about April 3, 2017. We are furnishing this proxy statement in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting of Stockholders on May 17, 2017, or at any adjournment or postponement thereof.

QUESTIONS AND ANSWERS

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will consider and vote on the following matters:

•	The election of the ten nominees named in this proxy statement to our Board of Directors, each for a term of one year;

•	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent public accountants for the fiscal year ending December 31, 2017;

•	To approve our executive compensation in an advisory vote; and

•	To approve the frequency of future advisory votes on our executive compensation in an advisory vote.

The stockholders will also act on any other business that may properly come before the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered, with respect to those shares, the “stockholder of record.” If your shares are held in a stock brokerage account or by a bank or other record holder, you are considered the “beneficial owner” of shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or other record holder on how to vote your shares, and you are also invited to attend the Annual Meeting. Your broker, bank or other record holder should have enclosed or provided voting instructions for you to use in directing the voting of your shares.

Who may attend the Annual Meeting?

Anyone who was a stockholder as of the close of business on March 20, 2017 may attend the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Only holders of record of our common stock at the close of business on March 20, 2017 are entitled to vote. There were 54,311,912 shares of common stock outstanding on March 20, 2017. Stockholders are entitled to cast one vote per share on all matters.

How do I vote my shares in person at the Annual Meeting?

Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, bank or other record holder that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

How do I vote my shares without attending the Annual Meeting?

There are three ways to vote by proxy:

•	By Internet — You can vote over the Internet by following the instructions on the Notice or proxy card;

•	By Mail — If you received your proxy materials by mail, you can vote by filling out the accompanying proxy card and returning it in the return envelope that we have enclosed for you; or

•	By Telephone — You can vote by telephone by following the instructions on the proxy card.

If you received a proxy card in the mail but choose to vote by Internet or by telephone, you do not need to return your proxy card.

If your shares are held in the name of a bank, broker or other record holder, follow the voting instructions on the form that you receive from them. The availability of telephone and Internet voting will depend on the bank’s, broker’s or other record holder’s voting process. Your bank, broker or other record holder may not be permitted to exercise voting discretion as to some of the matters to be acted upon. Therefore, please give voting instructions to your bank, broker or other record holder.

Unless you hold your shares through the company’s 401(k) plan, you may vote via the Internet or by phone until 11:59 p.m. Eastern Time, on May 16, 2017, or the company’s agent must receive your paper proxy card on or before May 16, 2017. If you hold your shares through the company’s 401(k) plan, you may vote via the Internet or by phone until 11:59 p.m., Eastern Time, on May 14, 2017, or the company’s agent must receive your paper proxy card on or before May 14, 2017.

How will my proxy be voted?

All properly completed, unrevoked proxies that are timely received will be voted in accordance with the specifications made.

If a properly executed, unrevoked written proxy card does not specifically direct the voting of shares covered, the proxy will be voted:

•	FOR the election of all nominees for election as director described in this proxy statement;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent public accountants for 2017;

•	FOR the approval, in an advisory vote, of our executive compensation;

•	FOR the approval, in an advisory vote, of our recommendation of “one year” as the frequency of future advisory votes on our executive compensation; and

•	in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Annual Meeting.

The Board of Directors is not aware of any other matters that may properly come before the Annual Meeting. However, should any such matters come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy card to vote all proxies (unless otherwise directed by stockholders) in accordance with their judgment on such matters.

May I revoke or change my vote?

If you are a stockholder of record, you may revoke your proxy at any time before it is actually voted by giving written notice of revocation to our Corporate Secretary, by delivering a proxy bearing a later date (including by telephone or by Internet) or by attending and voting in person at the Annual Meeting. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request. If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other record holder or, if you have obtained a legal proxy from your bank, broker or other record holder giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

Will my vote be made public?

All proxies, ballots and voting materials that identify the votes of specific stockholders will generally be kept confidential, except as necessary to meet applicable legal requirements and to allow for the tabulation of votes and certification of the vote.

What constitutes a quorum, permitting the Annual Meeting to conduct its business?

The presence at the Annual Meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of common stock as of the record date is considered a quorum for the transaction of business. If you submit a properly completed proxy or if you appear at the Annual Meeting to vote in person, your shares of common stock will be considered part of the quorum.

Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a bank, broker or other record holder holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. The election of directors (Item 1), the advisory vote on executive compensation (Item 3) and the advisory vote on the frequency of the advisory vote on executive compensation (Item 4) are “non-discretionary” items. If you do not instruct your bank, broker or other record holder how to vote with respect to any of these items, your bank, broker or other record holder may not vote with respect to the applicable proposal and those votes will be counted as “broker non-votes.”

How many votes are needed to approve a proposal?

Assuming the presence of a quorum, each director nominee receiving a majority of the votes cast at the Annual Meeting (in person or by proxy) will be elected as a director. A “majority of the votes cast” means the number of “For” votes cast exceeds the number of “Against” votes cast. A proxy marked “Abstain” with respect to any director will not be counted in determining the total number of votes cast. Because the election of directors is determined on the basis of a majority of the votes cast, abstentions and broker non-votes have no effect on the election of directors. Assuming the presence of a quorum, the affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote is required to ratify the appointment of PricewaterhouseCoopers LLP as our independent public accountants for 2017 and to approve our executive compensation in an advisory vote. Because the vote standard for the approval of these proposals is a majority of shares present and entitled to vote, abstentions have the effect of a vote against the proposals and broker non-votes have no effect on the proposals. The advisory vote on the frequency of the advisory vote on our executive compensation will be determined by the greatest number of votes cast, and accordingly abstentions and broker non-votes will have no effect on this proposal.

Who will count the vote?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspectors of election.

How can I find the voting results of the Annual Meeting?

We will report the voting results in a Current Report on Form 8-K within four business days after the end of the Annual Meeting.

How is the solicitation being made?

The cost of solicitation of proxies will be borne by us. Solicitation will be made by mail, and may be made by directors, officers and employees, personally or by telephone, email or fax. Proxy cards and materials also will be distributed to beneficial owners of stock through brokers, custodians, nominees and other like parties, and we expect to reimburse such parties for their charges and expenses.

Does Tenneco allow stockholders to have proxy access for the nomination of directors?

Yes. In October 2016, the Board adopted proxy access By-Law provisions to permit eligible stockholders to include nominees in the Company’s proxy statement and form of proxy. See “Submission of Stockholder Proposals” for further information.

Where can I find more information about Tenneco?

We file reports and other information with the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at our website at http://www.tenneco.com and at the Internet site maintained by the SEC at http://www.sec.gov.

ELECTION OF DIRECTORS (Item 1)

Our Board of Directors currently comprises ten individuals, all of whom are proposed to be elected at this Annual Meeting to serve for a one-year term to expire at the annual meeting of stockholders to be held in 2018 and until their successors are chosen and have been duly elected and qualified.

Unless otherwise indicated in your proxy, the persons named as proxy voters in the accompanying proxy card, or their substitutes, will vote your proxy for all the nominees, each of whom has been designated as such by the Board of Directors. In the event that any nominee for director withdraws or for any reason is not able to serve as a director, we will vote your proxy for the remainder of those nominated for director (except as otherwise indicated in your proxy) and for any replacement nominee designated by the Compensation/Nominating/Governance Committee of the Board of Directors.

You may vote “For” or “Against” any or all of the director nominees, or you may “Abstain” from voting. Assuming a quorum, each director nominee receiving a majority of the votes cast at the Annual Meeting (in person or by proxy) will be elected as director. A “majority of the votes cast” means the number of “For” votes cast exceeds the number of “Against” votes cast. A proxy marked “Abstain” with respect to any director will not be counted in determining the total number of votes cast.

If an incumbent director is not elected, that director remains in office until the director’s successor is duly elected and qualified or until the director’s death, resignation or retirement. To address this potential outcome, the Board adopted a director resignation policy in Tenneco’s By-Laws. Under this policy, the Board of Directors will nominate for directors only those incumbent candidates who tender, in advance, irrevocable resignations, and the Board has obtained such conditional resignations from the nominees in this year’s proxy statement. The irrevocable resignations will be effective upon the failure to receive the required vote at any annual meeting at which they are nominated for re-election and Board acceptance of the resignation. If a nominee fails to receive the required vote, the Compensation/Nominating/Governance Committee will recommend to the Board whether to accept or reject the tendered resignation. The Board will publicly disclose its decision within 90 days following certification of the stockholder vote. The director whose resignation is under consideration will not participate in the recommendation of the Compensation/Nominating/Governance Committee or the Board’s decision with respect to the resignation. If the Board does not accept the resignation, the director will continue to serve until the next annual meeting and until his or her successor is duly elected, or until his or her earlier resignation or removal. If the Board accepts the resignation, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board (but not below the minimum number of directors required under our Certificate of Incorporation).

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

The Board of Directors recommends that you vote FOR all of the nominees listed below.

Thomas C. Freyman Age: 62 Committee: Audit

Mr. Freyman served as Executive Vice President, Finance and Administration for Abbott from June 2015 to his retirement in February 2017. Prior to that, he served as Chief Financial Officer and Executive Vice President, Finance for Abbott since 2004. He was first appointed Chief Financial Officer and Senior Vice President, Finance in 2001. From 1999 to 2001, he served as Vice President and Controller of Abbott’s Hospital Products Division. Prior to that, he held a number of financial planning and analysis positions with Abbott including Treasurer for Abbott’s international operations and Corporate Vice President and Treasurer. Mr. Freyman holds a bachelor’s degree in accounting from the University of Illinois and a master’s degree in management from Northwestern University. He has been a director of our company since 2013.

As a former Chief Financial Officer of a Fortune 200 company†, Mr. Freyman brings substantial expertise in finance and accounting to our Board and the Audit Committee. Throughout his more than 30-year career with Abbott, Mr. Freyman served in diverse financial and accounting roles throughout Abbott’s global organization. Prior to his career with Abbott, he was a certified public accountant with the firm of Ernst & Whinney (now Ernst & Young) where he gained substantial experience in auditing, tax and financial reporting. The Board has designated Mr. Freyman as an “audit committee financial expert” as that term is defined in the SEC’s rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

Brian J. Kesseler Age: 50

Mr. Kesseler has served as our Chief Operating Officer since January 2015 and, effective May 17, 2017, he will become our Chief Executive Officer. Prior to joining Tenneco, Mr. Kesseler was president of Johnson Controls Power Solutions, and served as chief operating officer for that business from May 2012 until January 2013. He originally joined Johnson Controls in 1994 and served in leadership roles of increasing responsibility including, from 2009 to 2012, in the Building Efficiency division, where he was vice president and general manager with responsibility for Europe Systems & Services, North America Service and the Unitary Products Group. Prior to Johnson Controls, he was with Ford Motor Company, serving in the North America Assembly operations. Mr. Kesseler holds a bachelor’s degree in finance from Michigan State University and an M.B.A. from Baldwin-Wallace College. He has been a director of our company since October 2016.

He brings to our Board more than 25 years of experience in the automotive industry in increasingly senior management roles. As Chief Operating Officer, he has overseen our operations globally for over two years, including in key growth areas. Mr. Kesseler has extensive knowledge of our company and its global operations. That, together with his passion for our industry, leadership qualities and track record of elevating performance, makes him a particular asset to our company, both as a member of the Board and as our new Chief Executive Officer.

†	At the time of his retirement.

Dennis J. Letham Age: 65 Committee: Audit (Chair)

From 1995 until his retirement in June 2011, Mr. Letham served as Executive Vice President and Chief Financial Officer of Anixter International Inc., where he oversaw the company’s finance, accounting, tax, legal, human resource and internal audit activities in 50 countries. Before assuming his role as Chief Financial Officer in 1995, Mr. Letham served as Executive Vice President and Chief Financial Officer of Anixter, Inc., the principal operating subsidiary of Anixter International Inc., which he joined in 1993. Previously, he had a 10-year career with National Intergroup Inc., where he was Senior Vice President and Chief Financial Officer, as well as Vice President and Controller, Director of Corporate Accounting and Manager for Internal Audit. Mr. Letham began his career at Arthur Andersen & Co. in 1973 where he held progressive responsibilities in the Audit Department. Mr. Letham holds a bachelor’s degree from Pennsylvania State University’s Accounting Honors program. He also is a Certified Public Accountant. Mr. Letham is a director of Extra Space Storage Inc. and was a director of Interline Brands, Inc. through August 2015. He has been a director of our company since 2007.

Mr. Letham’s substantial experience in finance and accounting makes him a valuable asset to our Board and our Audit Committee. Throughout his more than 35-year career, Mr. Letham has gained a deep understanding of the operations and financial reporting and accounting functions of large organizations. His 15 years of experience as the Chief Financial Officer of Anixter, a large international public company, give him substantial insight into the complex financial, accounting and operational issues that a large multi-national company such as ours can encounter. Further, with his background in public accounting, he brings particular insight to the external and internal audit functions. The Board has designated Mr. Letham as an “audit committee financial expert” as that term is defined in the SEC’s rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

James S. Metcalf Age: 59 Committee: Audit

Mr. Metcalf retired in October 2016 as the Chairman, President and Chief Executive Officer of USG Corporation. At the time of his retirement, he had served as Chairman since December 2011 and had served as Chief Executive Officer and President since January 2011. From January 2006 through January 2011, he was President and Chief Operating Officer of USG. Prior to that Mr. Metcalf held many positions at USG including president, Building Systems; president and chief executive officer, L&W Supply; senior vice president, Sales and Marketing, USG Interiors, Inc.; vice president, National Accounts, United States Gypsum Company; director, Retail Marketing, USG Corporation; director, Retail Sales, USG Interiors, Inc.; and national accounts manager, United States Gypsum Company. Mr. Metcalf is a policy advisory board member for the Joint Center for Housing Studies at Harvard University. Mr. Metcalf holds a bachelor’s degree from The Ohio State University. He also holds a master’s degree in business administration from Pepperdine University and Stanford University SEP. He has been a director of our company since 2014.

As a former Chief Executive Officer of a major manufacturer of construction materials, Mr. Metcalf brings substantial executive leadership experience to our Board and the Audit Committee. Further, Mr. Metcalf’s service in leadership roles in multiple areas within a large manufacturing company gives him particular insight into the types of strategic, operational and financial issues faced by companies such as ours.

Roger B. Porter Age: 70 Committee: Compensation/ Nominating/Governance (Chair)

Mr. Porter is the IBM Professor of Business and Government and the Master of Dunster House at Harvard University. He has served on the faculty at Harvard University since 1977. He also held senior economic policy positions in the Ford, Reagan and George H.W. Bush White Houses, serving as special assistant to the President and executive secretary of the Economic Policy Board from 1974 to 1977, as deputy assistant to the President and director of the White House Office of Policy Development from 1981 to 1985, and as assistant to the President for economic and domestic policy from 1989 to 1993. He received a B.A. from Brigham Young University and M.A. and Ph.D. degrees from Harvard University. He was also a Rhodes Scholar at Oxford University where he received his B.Phil. degree. He is also a director of Zions Bancorporation, Extra Space Storage Inc. and Packaging Corporation of America. He has been a director of our company since 1998.

Mr. Porter brings a distinctive background to his service on our Board of Directors. He is the author of several books on economic policy, including Presidential Decision Making and Efficiency, Equity and Legitimacy: The Multilateral Trading System at the Millennium. His significant policy roles for various White Houses, as well as his scholarly research and teaching as the IBM Professor of Business and Government at Harvard, give him a unique perspective on the impact of general economic, political and market conditions on our business and operations. His background and experience is unlike that of any other Board member, making him a valuable addition to a well-rounded Board. In addition, his service on the Board of Directors of a variety of major public companies provides him an understanding of the strategic, operational and financial issues faced by large public companies.

David B. Price, Jr. Age: 71 Committee: Compensation/Nominating/ Governance

Since his retirement from Noveon Inc. in 2001, Mr. Price has worked as an independent consultant, providing investment and operational advice primarily to financial and strategic buyers of businesses. Previously, Mr. Price was President of Noveon Inc. from February 2001 until May 2001. Noveon Inc. was formerly the Performance Materials segment of BF Goodrich Company before its sale to an investor group in February 2001. While with BF Goodrich Company from July 1997 to February 2001, Mr. Price served as Executive Vice President of the BF Goodrich Company and President and Chief Operating Officer of BF Goodrich Performance Materials. Before joining BF Goodrich, Mr. Price held various executive positions over a 25-year span at Monsanto Company, including President of the Performance Materials Division of Monsanto Company from 1995 to July 1997. From 1993 to 1995, he was Vice President and General Manager of commercial operations for the Industrial Products Group and was also named to the management board of Monsanto’s Chemical Group. Mr. Price received a B.S.C.E. from the University of Missouri and an M.B.A. from Harvard University. He has been a director of our company since 1999.

Mr. Price is an experienced businessman, having managed major chemicals businesses for Monsanto and B.F. Goodrich over a 30-year period. His experience as president and chief operating officer of various Monsanto and B.F. Goodrich business units gives Mr. Price an understanding of the strategic, operational and financial issues facing major industrial companies and a perspective beyond traditional automotive manufacturing.

Gregg M. Sherrill Age: 64 Chairman of the Board

Mr. Sherrill was named our Chairman and Chief Executive Officer in January 2007. Effective May 17, 2017, Mr. Sherrill will become our Executive Chairman. Mr. Sherrill joined us from Johnson Controls Inc., where he served since 1998, most recently as President, Power Solutions. From 2002 to 2003, Mr. Sherrill served as the Vice President and Managing Director of Europe, South Africa and South America for Johnson Controls’ Automotive Systems Group. Before joining Johnson Controls, Mr. Sherrill held various engineering and manufacturing assignments over a 22-year span at Ford Motor Company, including Plant Manager of Ford’s Dearborn, Michigan engine plant, Chief Engineer, Steering Systems and Director of Supplier Technical Assistance. Mr. Sherrill holds a B.S. degree in mechanical engineering from Texas A&M University and an M.B.A. from Indiana University’s Graduate School of Business. Mr. Sherrill is a director of Snap-on Incorporated where he is the Chairman of the Organization and Executive Compensation Committee. Mr. Sherrill also serves on the Executive Committee of the National Association of Manufacturers where he is past chairman of the board and the National Governing Council of The Wilderness Society. He has been a director of our company since 2007.

Mr. Sherrill brings to our Board 40 years of experience in the automotive industry, including ten years as our Chairman and Chief Executive Officer. Before joining our company, he held increasingly senior management roles at both a major automotive parts supplier and a major original equipment manufacturer, giving him unique perspective and insight. His extensive experience managing international operations is also of key value to a global company such as ours. Under his leadership, in addition to delivering strong financial results, our company has established a long-term vision and strategic direction that capitalizes on the distinct strengths and opportunities of each of our product lines. His extensive knowledge of our business and industry, together with his proven talents and leadership, position him well to serve as our Executive Chairman.

Paul T. Stecko Age: 72 Committee: Compensation/Nominating/ Governance, Lead Independent Director

Mr. Stecko has served as a director of Packaging Corporation of America (“PCA”) since March 1999, including as Chairman from 1999 through 2015. He served as Executive Chairman of PCA from July 2010 through December 2013 and as Chief Executive Officer of PCA from January 1999 through June 2010. Mr. Stecko served as President and Chief Operating Officer of Tenneco Inc. from November 1998 to April 1999 and as Chief Operating Officer of Tenneco Inc. from January 1997 to November 1998. From December 1993 through January 1997, Mr. Stecko served as Chief Executive Officer of Tenneco Packaging Inc. Before that, Mr. Stecko spent 16 years with International Paper Company in roles of increasing responsibility, most recently serving as Vice President and General Manager of the Publication Papers, Bristols and Converting Papers businesses. Mr. Stecko received a B.S. degree in metallurgy from Penn State University and an M.S. in metallurgical engineering and an M.B.A. from the University of Pittsburgh. He is a director of State Farm Mutual Insurance Company and served as a director of Smurfit Kappa Group through October 2015. He has been a director of our company since 1998.

Mr. Stecko, with his more than ten years of experience as Chairman and Chief Executive Officer of Packaging Corporation of America, brings to the Board proven leadership and extensive managerial experience at the most senior level. In addition, his years of service in senior management of Tenneco prior to the 1999 transactions that separated our automotive and packaging businesses give Mr. Stecko unique historical perspective that is of particular value to our company. As a result of these experiences, Mr. Stecko has a thorough knowledge and understanding of the complex strategic, operational and financial issues faced by large public companies. Mr. Stecko’s appreciation of the role of directors through his experience as both an inside and independent director of other companies positions him well to serve as our lead independent director.

Jane L. Warner Age: 70 Committee: Audit

From August 2007 until her retirement in March 2013, Ms. Warner served as Executive Vice President at Illinois Tool Works Inc., a Fortune 200† diversified manufacturer of highly engineered components and industrial systems and consumables, where she had worldwide responsibility for its Decorative Surfaces and Finishing Systems businesses. Ms. Warner joined Illinois Tool Works Inc. in December 2005 as Group President of its Worldwide Finishing business. She was previously the President of Plexus Systems, L.L.C., a manufacturing software company, from June 2004 to December 2005, and a Vice President with Electronic Data Systems from 2000 through June 2004, where she led their global manufacturing group. Ms. Warner served as Executive Vice President for first tier supplier Textron Automotive from 1994 through 1999, where she was President of its Kautex North America and Randall divisions. Previously, Ms. Warner held executive positions in manufacturing, engineering and human resources over a 20-year span at General Motors Corporation. Ms. Warner received a B.A. and an M.A. from Michigan State University. She also received an M.B.A. from Stanford University where she was a Sloan Fellow. Ms. Warner is a board member of Brunswick Corporation and Regal Beloit Corporation. Ms. Warner served on the board of directors of MeadWestvaco Corporation through August 2014. She is also a Trustee for John G. Shedd Aquarium and chairs their Long Range Planning Committee. She has been a director of our company since 2004.

With over 20 years of automotive industry experience, Ms. Warner has particular appreciation of the challenges facing our customers. Her automotive industry expertise is supplemented by her leadership roles in global manufacturing and manufacturing information systems businesses, both of which are of particular relevance to a global manufacturing company such as ours. She also brings to us the financial understanding she has gained through her business unit leadership and as member of the audit committee of both MeadWestvaco and Regal Beloit.

Roger J. Wood Age: 54 Committee: Compensation/Nominating/ Governance

Mr. Wood retired in 2015 as Dana Holding Corporation’s President and Chief Executive Officer, a position he held since 2011, when he joined Dana. Prior to joining Dana Holding Corporation, Mr. Wood served as Executive Vice President and Group President for the Engine Group at BorgWarner. In his 26-year career at BorgWarner, Mr. Wood served in various leadership roles with global operations responsibilities. Mr. Wood holds a bachelor’s degree in engineering technology from State University College in Buffalo, N.Y., and an M.B.A. from Syracuse University. He is a member of the board of directors of Brunswick Corporation and Fallbrook Technologies. Prior to Mr. Wood’s retirement from Dana, he served as a member of the boards for the Business Leaders of Michigan, the Ohio Business Roundtable, the board of trustees of the Manufacturer’s Alliance/MAPI and the CEO Council for the Original Equipment Suppliers Association (OESA). Mr. Wood is a fellow of the National Association of Corporate Directors. He has been a director of our company since 2016.

Mr. Wood’s 30-year career at other Tier-1 automotive suppliers gives him distinct knowledge of the businesses and operations of companies such as ours, particularly in the areas of manufacturing operations, business management and strategic planning. In addition, as a former Chief Executive Officer of a major international business, he brings his significant leadership experience to our Board.

†	At the time of her retirement.

CORPORATE GOVERNANCE

Overview

We have established a comprehensive corporate governance plan for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with these responsibilities and standards. As part of its annual review process, the Board of Directors monitors developments in the area of corporate governance. Summarized below are some of the key elements of our corporate governance plan. Many of these matters are described in more detail elsewhere in this proxy statement.

Director Independence (see p. 16)

Eight of our ten current directors are independent under the New York Stock Exchange (“NYSE”) listing standards. Assuming all nominees presented in this proxy statement are elected at the Annual Meeting, eight of our ten directors will be independent under the NYSE listing standards.

Independent directors are scheduled to meet separately in executive session after every regularly scheduled Board of Directors meeting.

We have a lead independent director, Mr. Paul T. Stecko.

Audit Committee (see pp. 19-21 and p. 63)

All members meet the independence standards for audit committee membership under the NYSE listing standards and applicable Securities and Exchange Commission (“SEC”) rules.

Each of Messrs. Freyman and Letham has been designated as an “audit committee financial expert” as defined in the SEC rules. All members of the Audit Committee satisfy the NYSE’s financial literacy requirements.

The Audit Committee operates under a written charter that governs its duties and responsibilities, including its sole authority to appoint, review, evaluate and replace our independent auditors.

The Audit Committee has adopted policies and procedures governing the pre-approval of all audit, audit-related, tax and other services provided by our independent auditors.

Compensation/Nominating/Governance Committee and Subcommittee (see pp. 16-18 and p. 62)

All members meet the independence standards for compensation and nominating committee membership under the NYSE listing standards.

The Compensation/Nominating/Governance Committee operates under a written charter that governs its duties and responsibilities, including the responsibility for executive compensation.

We have an Executive Compensation Subcommittee which has the responsibility to consider and approve compensation for our executive officers which is intended to qualify as “performance based compensation” under Section 162(m) of the Internal Revenue Code.

Corporate Governance Principles

We have adopted Corporate Governance Principles, including qualification and independence standards for directors.

Stockholder Proxy Access (see p. 70)

In October 2016, the Board adopted proxy access By-Law provisions to permit eligible stockholders to include nominees in the Company’s proxy statement and form of proxy.

Stock Ownership Guidelines (see pp. 39-40)

We have adopted Stock Ownership Guidelines to align the interests of our executives and directors with the interests of our stockholders and promote our commitment to sound corporate governance.

The Stock Ownership Guidelines apply to the non-management directors, the Chairman and Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, all Executive Vice Presidents, all Senior Vice Presidents and all Vice Presidents.

Anti-Hedging Policy and Trading Restrictions (see p. 40)

We have an insider trading policy which, among other things, prohibits our directors, officers and other employees from engaging in “insider trading,” trading in our securities on a short-term basis, purchasing our securities on margin, short-selling our securities or entering into transactions designed to hedge the risks and benefits of ownership of our securities.

Anti-Pledging Policy (see p. 40)

We have a policy under which our directors and executive officers are prohibited from pledging our securities as collateral.

Accounting Complaints and Communications with the Directors (see p. 21)

The Audit Committee has established a process for confidential and anonymous submissions by our employees, as well as submissions by other interested parties, regarding questionable accounting or auditing matters. Additionally, the Board of Directors has established a process for stockholders to communicate with the Board of Directors, as a whole, or any independent director.

Codes of Business Conduct and Ethics

We operate under a Code of Conduct that applies to all directors, officers and employees and covers a broad range of topics, including data security, compliance with laws, restrictions on gifts and conflicts of interest. All salaried employees are required to affirm from time to time in writing their acceptance of, and compliance with, the Code of Conduct.

We have also adopted a Code of Ethical Conduct for Financial Managers that applies to our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Controller and other key financial managers.

Transactions with Related Persons (see pp. 21-22)

We have adopted a Policy and Procedure for Transactions with Related Persons, under which our Audit Committee must generally pre-approve transactions involving more than $120,000 with our directors, executive officers, 5% or greater stockholders and their immediate family members.

Equity Award Policy (see p. 39)

We have adopted a written policy to be followed for all issuances by our company of compensatory awards in the form of our common stock or any derivative of our common stock.

Clawback Policy (see p. 40)

We have adopted a clawback policy under which we will, in specified circumstances, require reimbursement of annual and long-term incentives paid to an executive officer. We will continue to review this policy as final rulemaking is adopted regarding clawbacks under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Personal Loans

We comply with and operate in a manner consistent with the legislation prohibiting extensions of credit in the form of a personal loan to or for our directors or executive officers.

Governance Information Available Online

Additional information about our Governance and Company Policies is available on the Internet at www.tenneco.com. (The contents of the website are not, however, a part of this proxy statement.)

Information on-line includes: Audit Committee, Compensation/Nominating/Governance Committee and Executive Compensation Subcommittee Charters, Corporate Governance Principles, Stock Ownership Guidelines, Accounting Complaints Policy, Code of Ethical Conduct for Financial Managers, Code of Conduct, Policy and Procedures for Transactions with Related Persons, Equity Award Policy, Clawback Policy, Insider Trading Policy, Director Communications Policy, and Audit/Non-Audit Services Policy.

We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K and applicable NYSE rules regarding amendments to or waivers of our Code of Ethical Conduct for Financial Managers and Code of Conduct by posting this information on our website at www.tenneco.com.

The Board of Directors and Its Committees

Board Leadership Structure

Our Board of Directors currently is comprised of ten members, eight of whom are independent and two of whom are officers of our company. The Board of Directors believes that our ratio of outside directors to inside directors represents a commitment to the independence of the Board and a focus on matters of importance to our stockholders.

	Independent	Committee	Role

Mr. Freyman	✓	Audit

Mr. Kesseler

Mr. Letham	✓	Audit	Committee Chair

Mr. Metcalf	✓	Audit

Mr. Porter	✓	Compensation/Nominating/Governance	Committee Chair

Mr. Price	✓	Compensation/Nominating/Governance

Mr. Sherrill			Chairman

Mr. Stecko	✓	Compensation/Nominating/Governance	Lead Independent Director

Ms. Warner	✓	Audit

Mr. Wood	✓	Compensation/Nominating/Governance

Mr. Sherrill has been our Chairman and Chief Executive Officer and will continue to serve as our Executive Chairman following Mr. Kesseler’s assumption of the role of Chief Executive Officer on May 17, 2017. Mr. Sherrill has presided and will continue to preside at all meetings of stockholders and the Board. We also have a lead independent director, Mr. Stecko. As lead independent director, Mr. Stecko presides at all executive sessions of the Board, consults with management and the other members of the Board regarding Board meeting agendas and serves as the principal liaison between management and the independent directors.

Our Board of Directors has two standing committees — the Audit Committee and the Compensation/Nominating/Governance Committee. Each of these committees consists solely of independent directors and has its own chair who is responsible for directing the work of the committee in fulfilling its responsibilities.

Our Board of Directors believes this leadership structure is in the best interests of our company and its stockholders. During Mr. Sherrill’s tenure as Chief Executive Officer, the Board determined it was appropriate to have the roles of Chairman and Chief Executive Officer remain combined in recognition of Mr. Sherrill’s unified leadership and deep experience with our company and the efficiency and effectiveness of Board conduct and proceedings gained from this leadership and experience. With Mr. Kesseler’s appointment as Chief Executive Officer, the Chairman and Chief Executive Officer roles will be split between Mr. Sherrill, who will remain as Executive Chairman, and Mr. Kesseler. By having separate roles, the two executives can focus on key aspects of our enterprise, with the Chief Executive Officer having general charge of the day-to-day business and affairs of the company and the Executive Chairman focusing on key strategic issues, Board leadership and communication, and transition. Both will continue to serve as a valuable bridge between the Board and management.

We have and will continue to have effective and active oversight by experienced independent directors, who have selected a lead independent director and two independent committee chairs. The independent directors on the Board and each of the committees meet in regularly scheduled executive sessions without any members of management present. The purpose of these executive sessions is to promote open and candid discussion among the independent directors. Our system has provided and will continue to provide appropriate checks and balances to protect stockholder value and allows for efficient management of our company.

Role of Board of Directors in Risk Oversight

Our Board of Directors recognizes that, although risk management is primarily the responsibility of the company’s management team, the Board of Directors plays a critical role in the oversight of risk, including the identification and management of risk. The Board of Directors believes that an important part of its responsibilities is to assess the major risks we face and review our strategies for monitoring and controlling these risks. The Board of Directors’ involvement in risk oversight involves the full Board of Directors, the Audit Committee and the Compensation/Nominating/Governance Committee.

We perform an annual enterprise risk assessment which originates within our internal audit department and is performed in accordance with the standards adopted by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). As part of its assessment, our internal audit department interviews each of our directors, as well as members of management, regarding the strategic, operational, compliance and financial risks that our company faces. Our Vice President of internal audit and Chief Financial Officer review the results of this annual enterprise risk assessment with our Board of Directors. In addition, throughout the year, the Board of Directors meets with senior management to discuss:

•	current business trends affecting us;

•	the major risk exposures facing us; and

•	the steps management has taken to monitor and control such risks.

The Board of Directors receives presentations throughout the year from senior management and leaders of our business units and functional groups regarding specific risks that we face. Finally, on an annual basis, management provides a comprehensive strategic review to the Board of Directors which includes a discussion of the major risks faced by our company and our strategies to manage and minimize these risks.

The Audit Committee meets frequently during the year with senior management, our Vice President of internal audit and our independent public accountants and discusses the major risks facing us, and the steps management has taken to monitor and control such risks, as well as the adequacy of internal controls that could mitigate risks and significantly affect our financial statements. At each regularly scheduled meeting, our Vice President of internal audit reviews with the Audit Committee the results of internal audit activities and testing since the Audit Committee’s prior meeting. In addition, at each regularly scheduled Audit Committee meeting, the company’s General Counsel provides a report to the Audit Committee regarding any significant litigation, environmental and regulatory risks faced by our company. The Audit Committee also maintains oversight over the company’s compliance programs, including compliance with the company’s Code of Conduct. The chair of the Audit Committee provides the Board of Directors with a report concerning its risk oversight activities at each Board meeting. The Compensation/Nominating/ Governance Committee reviews our compensation structures and programs to ensure that they do not encourage excessive risk-taking.

Director Independence

The Board of Directors has determined that all of our non-management directors are “independent” as that term is defined under the listing standards of the NYSE. As part of its analysis, the Board determined that none of the outside directors has a direct or indirect material relationship with our company. Under written guidelines adopted by the Board, the following commercial or charitable relationships are not considered to be material relationships that would impair a director’s independence:

•	the director is an employee, director or beneficial owner of less than 10% of the shares of another company that (directly or indirectly through its subsidiaries or affiliates) does business with us and the annual sales to, or purchases from, us are less than 1% of the annual consolidated revenues of both our company and the other company;

•	the director is an employee, director or beneficial owner of less than 10% of the shares of another company that (directly or indirectly through its subsidiaries or affiliates) is indebted to us, or to which we are indebted, and the total amount of either company’s consolidated indebtedness to the other is less than 1% of the total consolidated assets of the indebted company;

•	the director is an employee, director or beneficial owner of another company in which we own a common equity interest, and the amount of our interest is less than 5% of the total voting power of the other company; or

•	the director serves as an employee, director or trustee of a charitable organization, and our discretionary charitable contributions to the organization are less than 1% of that organization’s total annual charitable receipts.

Based on the guidelines adopted by the Board of Directors, no outside director has a material relationship with our company.

Board Meetings

During 2016, the Board of Directors held nine meetings. All of our directors who served in 2016 attended at least 75% of all meetings of the Board of Directors and the committees of the Board on which the director served. The Board of Directors is scheduled to meet in executive session, without management, after every regularly scheduled Board meeting. Mr. Stecko acts as lead independent director to chair these executive sessions and as primary spokesperson in communicating matters arising out of these sessions to our management.

All of the directors attended last year’s annual meeting of stockholders. The Board of Directors has a policy that, absent unusual circumstances, all directors attend our annual stockholder meetings.

Compensation/Nominating/Governance Committee and Subcommittee

The members of the Compensation/Nominating/Governance Committee are Messrs. Price, Stecko, Wood and Porter, who is the chair of the Committee. The Compensation/ Nominating/Governance Committee is comprised solely of outside directors who meet the independence standards for compensation and nominating committee members as set forth in the NYSE listing standards.

The Compensation/Nominating/Governance Committee has the responsibility, among other things, to:

•	establish the compensation of our executive officers;

•	examine periodically our compensation philosophy and structure;

•	supervise our welfare and pension plans and compensation plans;

•	produce a report on executive compensation for inclusion in our annual proxy statement in accordance with applicable rules and regulations of the SEC;

•	review our compensation practices and policies for our employees to determine whether those practices and policies are reasonably likely to have a material adverse effect on us; and

•	review and recommend to the Board any company proposal regarding the advisory vote on executive compensation and any company proposal regarding the frequency of the advisory vote on executive compensation.

It also has significant nominating and corporate governance responsibilities including, among other things, to:

•	review and determine the desirable balance of experience, qualifications and expertise among members of the Board;

•	review possible candidates for membership on the Board and recommend a slate of nominees for election as directors at each annual meeting of stockholders;

•	review the function and composition of the other committees of the Board and recommend membership on these committees;

•	review the qualifications of, and recommend candidates for, election as officers of our company;

•	develop and recommend to the Board of Directors for approval any revisions to our Corporate Governance Principles; and

•	oversee our management succession planning, including with respect to our Chief Executive Officer, and our diversity initiatives in connection with management succession.

The Compensation/Nominating/Governance Committee may form and delegate authority to subcommittees when appropriate and to the extent permitted by applicable law and the rules of the NYSE. Once a subcommittee of this committee is so formed, the committee may exercise any authority in its discretion that is granted to the subcommittee.

We have an Executive Compensation Subcommittee which consists of Messrs. Porter, Price and Wood. This subcommittee has the responsibility of considering and approving compensation for our Chief Executive Officer and our other executive officers which is intended to qualify as “performance based compensation” under Section 162(m) of the Internal Revenue Code. This subcommittee does not have the authority to further delegate its responsibilities.

Each of the Compensation/Nominating/Governance Committee and the Executive Compensation Subcommittee operates pursuant to a written charter, the current versions of which were reaffirmed by the Board of Directors and the Compensation/Nominating/Governance Committee, respectively, in February 2017 as part of their annual review process. The Compensation/Nominating/Governance Committee held six meetings, and the Executive Compensation Subcommittee held one meeting, during 2016.

For 2016, the Compensation/Nominating/Governance Committee retained the services of Meridian Compensation Partners, LLC (“Meridian”) as its principal outside compensation consultant. Meridian reports directly to the Compensation/Nominating/Governance Committee with the assignment to:

•	assist the committee in reviewing and assessing the adequacy of executive compensation, including salary, annual cash incentive award targets and equity-based and other long-term incentive compensation awards;

•	provide plan design advice;

•	provide annual competitive market studies against which committee members can analyze executive compensation; and

•	apprise the committee members regarding best practices and pay levels in association with director compensation.

For our director compensation, Meridian prepares comparative market data and presents that information directly to the Compensation/Nominating/Governance Committee. The Compensation/Nominating/Governance Committee reviews this data and establishes director compensation in consultation with Meridian. Other than its services as a compensation consultant, Meridian provides no other services to the Compensation/Nominating/Governance Committee or our company.

From time to time, the Compensation/Nominating/Governance Committee and the Executive Compensation Subcommittee will review materials prepared by other consultants to assist them with specific compensation matters. For a discussion of the role of our executive officers in the establishment of executive officer compensation, see “Executive Compensation — Compensation Discussion and Analysis.” Our executive officers do not participate in the process for establishing director compensation.

A report of the Compensation/Nominating/Governance Committee regarding executive compensation appears elsewhere in this proxy statement. For a more detailed discussion of the processes and procedures for considering and determining executive compensation, see “Compensation Discussion and Analysis” beginning on page 27.

Consideration of Director Nominees

The Compensation/Nominating/Governance Committee regularly assesses the size of the Board of Directors, the need for expertise on the Board of Directors and whether any vacancies are expected on the Board of Directors. The Compensation/Nominating/Governance Committee’s process for identifying and evaluating nominees is as follows:

•	In the case of incumbent directors, the Compensation/Nominating/Governance Committee reviews annually such directors’ overall service to us during their term, including the specific experience, qualifications, attributes and skills that such directors bring to service on our Board, the number of meetings attended, the level of participation, the quality of performance and any transactions of such directors with us during their term.

•	In the event that vacancies are anticipated or otherwise arise, the Compensation/Nominating/Governance Committee considers various potential candidates for director that may come to its attention through a variety of sources, including current Board members, stockholders or other persons, including professional search firms. All candidates for director are evaluated at regular or special meetings of the Compensation/Nominating/Governance Committee.

In evaluating and determining whether to recommend a person as a candidate for election as a director, the Compensation/Nominating/Governance Committee considers each candidate’s experience, qualifications, attributes and skills as well as the specific qualification standards set forth in our By-Laws and Corporate Governance Principles, including:

•	personal and professional ethics, integrity and values;

•	an ability and willingness to undertake the requisite time commitment to Board functions;

•	independence pursuant to the guidelines set forth in the Corporate Governance Principles and applicable rules and regulations;

•	age, which must be less than 75 at the time of election unless otherwise determined in the good faith judgment of our Board;

•	the potential impact of service on the board of directors of other public companies, including competitors of our company; and

•	an absence of employment at a competitor of our company.

The Compensation/Nominating/Governance Committee and the Board of Directors value diversity, and believe that a diverse Board composition provides significant benefit to our company. Each candidate is reviewed in light of the overall composition and skills of the entire Board of Directors at the time, including the varied characteristics of the Board members and candidate in terms of opinions, perspectives, personal and professional experiences and backgrounds. The nominees selected are those whose experience and background are deemed to provide the most valuable contribution to the Board.

Our By-Laws permit, under certain circumstances, a stockholder or group of no more than 20 stockholders (meeting our continuous ownership requirement of 3% or more of our outstanding common stock held continuously for at least the previous three years) to nominate a candidate or candidates for election to the Board of Directors at an annual meeting, constituting up to two directors or 20% of the number of directors then serving on the Board (rounded down to the nearest whole number), whichever is greater. In order to require us to include such candidate or candidates in our proxy statement and form of proxy, stockholders and nominees must submit a notice of proxy access nomination together with certain related information required by our By-Laws.

Our By-Laws also permit stockholders to nominate directors for consideration at an annual meeting of stockholders without requiring that their nominees be included in our proxy statement and form of proxy. Stockholders may nominate persons for election to the Board of Directors at an annual meeting by submitting a letter of nomination, together with certain related information required by our By-Laws.

Correspondence related to stockholder proposals must be sent in writing to our Corporate Secretary at our principal executive offices, 500 North Field Drive, Lake Forest, Illinois 60045. For more information on submitting a nomination, visit www.tenneco.com or see “Submission of Stockholder Proposals.”

Audit Committee

The members of the Audit Committee are Ms. Warner and Messrs. Freyman, Metcalf, and Letham, who is the chair of the Committee. The Audit Committee is comprised solely of directors who meet all of the independence standards for audit committee membership as set forth in the Sarbanes-Oxley Act of 2002 and the SEC rules adopted thereunder and the NYSE listing standards. The Board of Directors has designated each of Messrs. Freyman and Letham as an “audit committee financial expert” as that term is defined in the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

Management is responsible for our internal controls over the financial reporting process. Our independent public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report on its audit. The Audit Committee’s duty is to oversee and monitor these activities on behalf of the Board of Directors. Specifically, the Audit Committee has the responsibility, among other things, to:

•	select and approve the compensation of our independent public accountants;

•	review and approve the scope of the independent public accountants’ audit activity and all non-audit services;

•	review the independence, qualifications and performance of our independent public accountants;

•	review with management and the independent public accountants the adequacy of our basic accounting system and the effectiveness of our internal audit plan and activities;

•	review with management and the independent public accountants our certified financial statements and exercise general oversight over the financial reporting process;

•	review litigation and other legal matters that may affect our financial condition and monitor compliance with business ethics and other policies;

•	provide an avenue of communication among the independent public accountants, management, the internal auditors and the Board of Directors; and

•	prepare the audit-related report required by the SEC to be included in our annual proxy statement.

In fulfilling its responsibilities, the Audit Committee reviewed with management and our independent public accountants:

•	significant issues, if any, regarding accounting principles and financial statement presentations, including any significant changes in our selection or application of accounting principles, and significant issues, if any, as to the adequacy of our internal controls and any special audit steps adopted in view of material internal control deficiencies;

•	analyses prepared by management and/or our independent public accountants setting forth significant financial reporting issues and judgments made in connection with the preparation of our financial statements, including analyses of the effects of alternative generally accepted accounting principles methods on financial statements;

•	the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, if any, on our financial statements; and

•	the type and presentation of information to be included in earnings press releases, as well as any financial information and earnings guidance provided to analysts and rating agencies.

In addition, the Audit Committee has discussed our major risk exposures and the steps that management has taken to monitor and control such exposures. Management is required to advise the Audit Committee of any instances of fraud relating to employees who have a significant role in our internal controls. The Audit Committee was advised that management was not aware of any such instances of fraud.

The Audit Committee operates under a written charter, the current version of which was reaffirmed by the Board of Directors and the Audit Committee in February 2017 as part of their annual review process. The Audit Committee held twelve meetings in 2016. A report of the Audit Committee appears elsewhere in this proxy statement.

Accounting Complaints and Communications with the Directors

Anyone with concerns about our conduct, or about our accounting, internal accounting controls or auditing matters, may communicate that concern directly to the Board of Directors, our lead independent director (Mr. Stecko) or any other non-employee director or the Audit Committee. All such concerns will be forwarded to the appropriate directors for their review, and all material concerns related to audit or accounting matters will be forwarded to the Audit Committee. All reported concerns will be simultaneously reviewed and addressed by each of our Chief Compliance Officer and General Counsel or his respective designee (unless he or she is alleged to be involved in the matter at issue). The status of all outstanding concerns addressed to the Board, the non-employee directors or the Audit Committee will be reported to the Board or the Audit Committee (as applicable) on at least a quarterly basis. The Board or any committee may direct special treatment, including the retention of outside advisors or counsel, for any concern addressed to them. Our corporate policies prohibit retaliatory action against any employee who raises concerns or questions in good faith about these matters.

Stockholders wishing to communicate with the Board of Directors, any outside director or the Audit Committee may do so by writing to our Corporate Secretary at 500 North Field Drive, Lake Forest, Illinois 60045. The Corporate Secretary will forward any communications as directed by the stockholder. We maintain a separate, internal system for the receipt of communications from employees.

Transactions with Related Persons

Transactions with Related Persons

As previously disclosed, certain of our European facilities purchase some tooling and equipment from entities owned by the parents of our former executive officer Enrique Orta. Tenneco acquired a clean air business from Mr. Orta’s father in 1995 and he has remained active in supplying companies in the automotive industry since then. Some of the goods purchased were acquired pursuant to a competitive bidding process. For other purchases, we used a benchmarking process due to the size of those particular transactions, the type of goods purchased and the repeat nature of the transactions. In 2016, we purchased $8.8 million of tooling and equipment using these processes from entities that were owned in part by Mr. Orta’s parents. In addition, certain of Mr. Orta’s siblings work for Tenneco. They are compensated in line with similarly situated employees and, in 2016, they received aggregate compensation of approximately 316,000 Euros.

Review and Approval of Transactions with Related Persons

The Board of Directors has adopted a Policy and Procedures for Transactions with Related Persons. As a general matter, the policy requires the Audit Committee to review and approve or disapprove the entry by us or our subsidiaries into certain transactions with related persons. The policy only applies to transactions, arrangements and relationships where the aggregate amount involved will or may reasonably be expected to exceed $120,000 in any calendar year and in which a related person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A related person is:

•	any director, nominee for director or executive officer of our company;

•	any immediate family member of a director, nominee for director or executive officer of our company; and

•	any person, and his or her immediate family members, or any entity, including affiliates, that was a beneficial owner of 5% or more of any of our outstanding equity securities at the time the transaction occurred or existed.

If advance approval of a transaction subject to the policy is not obtained, it must be promptly submitted to the Audit Committee for possible approval, amendment, termination or rescission. In reviewing any transaction, the Audit Committee will take into account, among other factors the Audit Committee deems appropriate, whether the transaction is on terms no less favorable than terms generally available to a third party in similar circumstances and the extent of the related person’s interest in the transaction.

The policy provides that the following transactions are pre-approved for the purposes of the policy:

•	Employment of executive officers and compensation of directors and executive officers that is otherwise being reported in our annual proxy statement or is not required to be reported in the proxy statement (as these transactions are otherwise subject to approval by the Board of Directors or one of its committees);

•	A transaction where the related person’s only interest is as an employee, director or beneficial owner of less than 10% of the outstanding equity securities of the other company, and if the transaction involves the sale or purchase of goods or services, the annual sales to or purchases from our company are less than 1% of the annual consolidated revenue for both our company and the other company, or, if the transaction involves lending or borrowing, the total amount of either company’s indebtedness is less than 1% of the total consolidated assets of the indebted company;

•	Contributions to charitable organizations, foundations or universities at which a related person’s only relationship is as an employee, director or trustee, if the aggregate amount does not exceed 1% of the charitable organization’s total annual receipts;

•	Transactions where the related person’s only interest arises solely from the ownership of our common stock, and where all stockholders of our company receive benefits on a pro rata basis;

•	Transactions involving a related person where the rates or charges involved are determined by competitive bids;

•	Transactions where the related person renders services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; and

•	Transactions involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors and executive officers and beneficial owners of 10% or more of a registered class of our equity securities to file with the SEC initial reports of beneficial ownership (Form 3) and reports on changes in beneficial ownership (Form 4 or 5). SEC rules adopted pursuant to Section 16(a) require that such persons furnish us with copies of all such forms they file with the SEC.

Based solely upon our review of such forms furnished to us for 2016, and upon the written representations received by us from certain of our directors and executive officers that no Forms 5 were required, we believe that our directors, executive officers and 10% or greater stockholders complied with all Section 16(a) filing requirements on a timely basis during 2016.

OWNERSHIP OF COMMON STOCK

Management

The following table shows, as of March 20, 2017, the number of shares of our common stock, par value $.01 per share (the only class of voting securities outstanding), beneficially owned by: (1) each director and nominee for director; (2) each person who is named in the Summary Compensation Table below; and (3) all directors and executive officers as a group.

	Shares of Common Stock Owned (1)(2)(3)		Common Stock Equivalents(4)	Total Shares and Equivalents
Directors
Thomas C. Freyman	15,085		–	15,085
Brian J. Kesseler	142,146		–	142,146
Dennis J. Letham	31,594		30,597	62,191
James S. Metcalf	7,181		692	7,873
Roger B. Porter	57,500		103,960	161,460
David B. Price, Jr.	6,671	(5)	58,616	65,287
Gregg M. Sherrill	443,662		–	443,662
Paul T. Stecko	15,787	(6)	27,130	42,917
Jane L. Warner	28,847		18,946	47,793
Roger J. Wood	4,513		–	4,513
Named Executive Officers
Kenneth R. Trammell	189,972		–	189,972
Josep Fornos	70,261		–	70,261
Timothy Jackson	99,728		–	99,728
Enrique Orta	20,350	(7)	–	20,350
All executive officers and directors as a group (20 individuals)	1,494,347	(8)	239,941	1,734,288

(1)	Each director and executive officer has sole voting and investment power over the shares beneficially owned (or has the right to acquire shares pursuant to the options described in note (2) below) as set forth in this column, except: (A) as set forth in notes (5) and (6) below; (B) with respect to the shares beneficially owned by all executive officers and directors as a group, 490 shares held by minor children of one of our executive officers; and (C) with respect to investment power, the restricted shares described in note (2) below.

(2)	Includes shares of restricted stock. At March 20, 2017, Messrs. Sherrill, Trammell, Kesseler, Fornos and Jackson held 73,976, 25,800, 100,038, 15,404 and 12,242 shares of restricted stock, respectively. Also includes shares that are subject to options that are exercisable within 60 days of March 20, 2017 for Messrs. Sherrill, Trammell, Fornos and Jackson to purchase 129,630, 38,409, 17,215 and 40,869 shares, respectively.

(3)	Each of the individuals listed in the table owns less than 1% of the outstanding shares of our common stock, respectively. All directors and executive officers as a group beneficially own approximately 2.7% of the outstanding common stock.

(4)	For outside directors, represents common stock equivalents received in payment of director fees. These common stock equivalents are payable in cash or, at our option, shares of common stock after an outside director ceases to serve as a director.

(5)	Includes 1,092 shares held by the Joyce A. Price Revocable Trust and 1,066 shares held by the David B. Price, Jr. Revocable Trust.

(6)	Includes 9,274 shares held under the Paul T. Stecko 1994 Declaration of Trust.

(7)	Based on information as of Mr. Orta’s September 2016 departure from our company.

(8)	Includes 290,106 shares that are subject to options that are exercisable within 60 days of March 20, 2017 by all executive officers and directors as a group. Includes 312,012 shares of restricted stock held by all executive officers and directors as a group. Does not include common stock equivalents.

Certain Other Stockholders

The following table sets forth, as of March 20, 2017, certain information regarding the persons known by us to be the beneficial owner of more than 5% of our outstanding common stock (the only class of voting securities outstanding).

Name and Address of Beneficial Owner(1)	Shares of Common Stock Owned(1)	Percent of Common Stock Outstanding
FMR LLC, Abigail P. Johnson(2) 245 Summer Street Boston, MA 02210	5,878,532	10.8%
The Vanguard Group (3) 100 Vanguard Blvd. Malvern, PA 19355	4,493,665	8.3%
BlackRock, Inc.(4) 55 East 52nd Street New York, NY 10055	4,010,948	7.4%
Boston Partners (5) One Beacon Street 30th Floor Boston, MA 02108	3,527,918	6.5%

(1)	This information is based on information contained in filings made with the SEC regarding the ownership of our common stock.

(2)

FMR LLC reports that the following entities beneficially own shares of our common stock: FMR Co., Inc. (owner of greater than 5%), FIAM LLC, Fidelity Institutional Asset Management Trust Company and Strategic Advisers, Inc. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the

Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. FMR LLC and Abigail P. Johnson have sole power to dispose or direct the disposition of 5,878,532 shares and FMR LLC has the sole power to vote or direct the voting of over 498,920 shares.

(3)	The Vanguard Group, Inc. (“Vanguard”), 100 Vanguard Blvd., Malvern, PA 19355, is the beneficial owner of 4,493,665 shares. Vanguard has the sole power to dispose of or to direct the disposition of 4,378,807 shares and has shared power to dispose of 114,858 shares. Vanguard has sole power to vote 111,726 shares and shared power to vote 6,100 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 108,758 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 9,068 shares as a result of its serving as investment manager of Australian investment offerings.

(4)	BlackRock, Inc. (“BlackRock”), 55 East 52nd Street, New York, NY 10022, is the beneficial owner of 4,010,948 shares through various of its subsidiaries: BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Investment Management (Australia) Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock International Limited, BlackRock Investment Management (UK) Ltd., BlackRock Japan Co Ltd, BlackRock Life Limited, BlackRock (Luxembourg) S.A., BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock (Netherlands) B.V., and FutureAdvisor, Inc. BlackRock has sole voting power with respect to 3,871,929 shares and sole dispositive power with respect to 4,010,948 shares.

(5)	Boston Partners has the sole power to vote or direct the voting of 2,731,539 shares and the sole power to dispose or direct the disposition of 3,527,918 shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our executive compensation philosophy, policies, plans and programs are under the supervision of the Compensation/Nominating/Governance Committee of our Board of Directors. We have an Executive Compensation Subcommittee, which is responsible for making executive compensation determinations with respect to compensation that may qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. For a description of the composition, authority and responsibilities of the committee and subcommittee, see “Corporate Governance — The Board of Directors and Its Committees — Compensation/Nominating/Governance Committee and Subcommittee.” Unless the context requires otherwise, in this Compensation Discussion and Analysis when we refer to the “committee,” we are referring to the Compensation/Nominating/Governance Committee and the Executive Compensation Subcommittee, and when we refer to “named executive officers,” we are referring to the named executive officers whose compensation is shown in this proxy statement under “Summary Compensation Table.”

Executive Summary

Our compensation policies are based on the belief that executive and stockholder financial interests should be aligned as closely as possible, and compensation should be designed such that company performance drives the level of pay that our named executive officers and all management employees receive.

Company Performance in 2016

The committee believes that 2016 compensation for our named executive officers was appropriate in light of our strong financial performance for 2016, as well as over the 2014 through 2016 performance period for our long-term performance units. Specifically, we achieved:

•	Record full-year revenue of $8.6 billion;

•	Record full-year EBIT of $528 million, net income of $363 million and earnings per share of $6.44; and

•	Our seventh consecutive year of improved EBIT margin (adjusted EBIT as a percent of value-add revenue).

Executive Compensation Paid for 2016

Key elements of our 2016 executive compensation program included:

•	Increases in base salaries that ranged between 1.8% and 5.3% over 2015 levels and consistent with market movement;

•	As discussed in detail below, annual cash incentives declared at the 94.2% of target level, based 75% on our EVA improvement during 2016 and 25% on the committee’s judgment regarding our company’s overall performance in 2016; and

•	As discussed in detail below, long-term performance units for the 2014 through 2016 performance period paying out at the 64.0% of target level, based on our total stockholder return (stock price appreciation adjusted for any dividends) (“TSR”) during the performance period relative to the TSR of the companies in the S&P 500 and Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and free cash flow during the performance period.

For 2016, the mix of the key elements of compensation awarded to our named executive officers was as follows (excluding compensation of the type that would fall under “All Other Compensation” in our Summary Compensation Table and excluding severance compensation payable to Mr. Orta, who left our company in September 2016):

	Base Salary	Annual Cash Incentive Award (at target)	LTPU Award for 2016-2018 (at target)	Fair Value of Restricted Stock Granted
Mr. Sherrill	15.0%	18.0%	34.8%	32.2%
Mr. Trammell	23.2%	19.7%	29.7%	27.4%
Mr. Kesseler	19.1%	19.1%	32.1%	29.7%
Mr. Fornos	23.5%	19.8%	29.4%	27.3%
Mr. Jackson	27.1%	21.7%	26.6%	24.6%
Mr. Orta	30.4%	24.3%	23.5%	21.8%

As the table and charts show, at the targeted level, our incentive compensation awards during 2016 represented approximately 85% of the total compensation awarded to our Chief Executive Officer in 2016 and an average of approximately 75% of the total compensation awarded to our other named executive officers in 2016.

Results of Say-on-Pay Vote

Our stockholders hold an annual advisory vote on executive compensation (the “say-on-pay proposal”). At our annual meeting held in May 2016, over 96% of the shares present and entitled to vote on our say-on-pay proposal were voted in favor of the proposal. The committee believes this affirms stockholders’ support of our approach to executive compensation for 2016. The committee will continue to consider the outcome of the annual say-on-pay proposal when making future compensation decisions for our executives.

Highlights of our Executive Compensation Practices

What we do

✓	Pay for Performance – We tie pay to performance, with incentive compensation representing approximately 85% of the total compensation awarded to our Chief Executive Officer in 2016.

✓	Benchmarking – Our policy is to provide salary, annual cash incentive compensation and long-term incentive compensation that is competitive with the market and comparable companies when performance targets are met and is generally targeted to be in the range of the 50th percentile of compensation for target performance.

✓	Tally Sheets – The committee uses “tally sheets” to review the total amount of compensation and benefits provided to the named executive officers annually as well as over a period of years.

✓	Robust Stock Ownership Requirements – We maintain stock ownership guidelines that apply to all of our directors and senior officers.

✓	Clawbacks – We have a clawback policy that requires reimbursement of incentive compensation in specified circumstances. We will review our clawback policy as final rulemaking is adopted regarding clawbacks under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

✓	Independent Compensation Consulting Firm – The committee engages an independent compensation consulting firm. The committee most recently re-assessed the firm’s independence in October 2016 and found the firm to be independent based on the criteria set forth in the NYSE rules regarding compensation consultant independence.

✓

Advisory Say-on-Pay Vote – Our stockholders hold an annual advisory vote on executive compensation (the “say-on-pay proposal”). At our annual meeting held in May 2016, over 96% of the shares present and entitled to vote on our say-on-pay proposal were voted in favor of the proposal. The committee believes this affirms stockholders’ support of our approach to executive compensation for 2016.

What we don’t do

×	Anti-Hedging Policy and Insider Trading Policy – Directors, officers and other employees are prohibited from engaging in “insider trading,” trading in our securities on a short-term basis, purchasing our securities on margin, short-selling our securities or entering into transactions designed to hedge the risks and benefits of ownership of our securities.

×	Anti-Pledging Policy – Our directors and executive officers are prohibited from pledging our securities as collateral.

Compensation Objectives

Our compensation policies are based on the belief that executive and stockholder financial interests should be aligned as closely as possible, and compensation should be designed such that company performance drives the level of pay that our named executive officers and all management employees receive. Our executive compensation program has been structured to:

•	Reinforce a results-oriented management culture with executive pay that varies according to company performance;

•	Focus executives on annual and long-term business results with the overarching goal of enhancing stockholder value;

•	Align the interests of our executives and stockholders through equity-based compensation awards; and

•	Provide executive compensation packages that attract, retain and motivate executives of the highest qualifications, experience and ability.

Based on the guiding principle of aligning executive compensation with the financial interests of our stockholders, our executive compensation program provides competitive levels of compensation derived from several sources: salaries, annual cash incentive awards, stock ownership opportunities through restricted stock awards, and cash-settled long-term performance units.

We also offer other benefits typically offered to executives by major U.S. corporations, including defined benefit retirement plans (under which future benefit accruals were substantially eliminated for senior management in 2006 as described below), defined contribution retirement plans, limited perquisites (substantially all of which were eliminated for U.S. named executive officers in 2013), employment agreements (in limited cases), severance and change in control benefits, and health and welfare benefits.

Compensation Process

In determining competitive compensation, the committee engages Meridian Compensation Partners LLC (“Meridian”), a nationally recognized compensation consulting firm that, in order to maintain its independence, reports directly to the committee. For our Chief Executive Officer, Meridian generally provides market data regarding salary, annual cash incentive award targets, and equity-based and other long-term incentive compensation awards directly to the committee as it makes decisions with respect to compensation. For the other named executive officers, our Chief Executive Officer formulates the initial recommendations regarding salary, annual cash incentive award targets and equity-based and other long-term incentive compensation awards. The committee reviews these recommendations in light of market data prepared by Meridian. For other forms of compensation and benefits, management generally makes initial recommendations that are considered by the committee.

Our general policy is to provide salary, annual cash incentive payments and equity-based and other long-term incentive compensation to named executive officers that is competitive with the market and comparable companies when financial and qualitative performance targets are met (i.e., in the range of the 50th percentile compensation for target performance). In making its determinations regarding these elements of compensation, the committee regularly reviews data regarding compensation practices at other companies that it determines to be relevant to compensation matters affecting our company.

The benchmarking information we use in establishing salary, annual cash incentive payments and equity-based and other long-term incentive compensation typically includes the most recently available data regarding publicly traded companies comparable to our company in terms of industry, proximity, market capitalization and/or other factors. For 2016 compensation determinations, specific data was reviewed regarding a comparison group consisting of the following twenty companies:

2016 Compensation Peer Group

American Axle & Mfg. Holdings, Inc.	Harley Davidson Inc.
Autoliv Inc.	Illinois Tool Works Inc.
BorgWarner Inc.	Lear Corporation
Cooper Tire & Rubber Company	Lennox International Inc.
Cummins, Inc.	Meritor, Inc.
Dana Holding Corporation	Oshkosh Corporation
Delphi Automotive PLC	Terex Corp.
Eastman Chemical Company	The Timken Company
Eaton Corp.	Visteon Corp.
Goodyear Tire & Rubber Company	Whirlpool Corporation

In addition, the committee reviewed aggregate data regarding a broader group of durable goods manufacturers (that were not specifically identified to the committee). This data was prepared by Meridian and compared targeted and actual compensation paid by these companies to their executive officers in specified positions to the compensation we pay to named executive officers in the same or similar positions.

In addition to looking at the competitiveness of the elements of pay, the committee uses “tally sheets” to review the total amount of compensation and benefits provided to the named executive officers annually as well as over a period of years. The tally sheets also help the committee consider pay decisions in the context of an executive’s total compensation.

Each year, our Chief Executive Officer reviews with and recommends to the committee the annual salary, incentive plan target and equity-based and other long-term compensation for each of our named executive officers and other key management personnel (excluding the Chief Executive Officer). The committee reviews those recommendations and makes a final determination with respect to such compensation. In general, the compensation that is developed for each of these named executive officers is based on competitive market data and on the Chief Executive Officer’s recommendations regarding the executive’s overall contributions, past performance and anticipated future contributions. The committee also reviews the executive’s performance separately and sets the salary, incentive plan target and equity-based and other long-term compensation of the Chief Executive Officer based on competitive market data as well as the committee’s assessment of the Chief Executive Officer’s past performance and anticipated future contributions.

Design and Elements of Compensation

Our compensation program generally provides that, as an employee’s level of responsibility increases, a greater portion of his or her potential total compensation is based on company performance and varies in accordance with the market price of our common stock. This results in greater potential variability in the individual’s total compensation from year to year. In designing and administering the components of the executive compensation program, the committee strives to balance short- and long-term incentive objectives and to employ prudent judgment when establishing performance criteria, evaluating performance and determining actual incentive payments.

In general, we use the benchmarking data described above to allocate between annual compensation and long-term compensation (excluding retirement benefits) and between cash compensation and equity compensation. We believe it is customary to have annual and long-term performance awards payable in cash, as well as awards that result in the issuance of shares. The following is a description of each element of our executive compensation program, along with a discussion of the decisions of, and actions taken by, the committee with respect to each such aspect of compensation for 2016.

Salary and Annual Cash Incentive Compensation

An executive’s basic annual cash compensation package consists primarily of a base salary and the opportunity to earn payments under the Tenneco Value Added Incentive Compensation Plan (the “TAVA Plan”). Some of our executive officers participate in a separate executive bonus plan that is designed to meet the requirements of Section 162(m) of the Internal Revenue Code, but under which payout determinations are made consistent with the payout determinations under the TAVA Plan (subject to maximum limitations established for Section 162(m) purposes). References in this proxy statement to the TAVA Plan also cover this separate plan. The TAVA Plan provides for annual incentive payments based on objective and subjective determinations regarding company performance. These elements of compensation are customary within our industry.

The 2016 salary levels established for our named executive officers were designed to be, in general, in the 50th percentile range when compared to the salaries set by the companies in the compensation surveys reviewed as set forth above. For 2016, salary increases were 4.0% for Mr. Sherrill, 3.3% for Mr. Trammell, 5.3% for Mr. Kesseler, 1.8% for Mr. Fornos, 3.0% for Mr. Jackson and 2.1% for Mr. Orta over 2015 levels and consistent with market movement.

The following table shows the base salary and 2016 annual TAVA Plan bonus target for each named executive officer for 2016:

Named Executive Officer	2016 Salary		2016 Annual Cash Incentive Target as % of Salary
Gregg M. Sherrill	$1,165,000		125%
Kenneth R. Trammell	$625,000		85%
Brian J. Kesseler	$895,000		100%
Josep Fornos	$513,221	(1)	85%
Timothy Jackson	$510,000		80%
Enrique Orta	$485,000		80%

(1)	Converted from Euros at the rate of $1.1037 per Euro.

The TAVA Plan target payment levels established for our named executive officers for 2016 were also designed to be, in general, in the 50th percentile range when compared to target levels for similar payments set by the companies in the compensation surveys reviewed as described above. Like executives at peer companies, our named executive officers had the potential to earn payouts above or below the target under the TAVA Plan based on our actual company performance. We use EVA improvement as the performance metric for the TAVA Plan because we believe that strong EVA improvement performance is correlated with stockholder returns and that making business and investment decisions based on EVA balances cash-oriented and earnings-oriented results. EVA® is defined as net operating profit after taxes minus the annual cost of capital and is a registered trademark of Stern Value Management.

Under the TAVA Plan, each year our management develops EVA improvement goals and recommends them to the committee. The committee reviews those EVA improvement goals, other information provided by management and performance data provided by Meridian and adopts the goals the committee determines appropriate. At the conclusion of each year, the committee approves incentive award payments to named executive officers based on the degree of achievement of the goals established for that year and on judgments of performance. We base 75% of an individual’s award on a formula tied to our corporate achievement of pre-established EVA improvement objectives. The terms of the TAVA Plan allow the committee to reduce this portion of the award based on factors that the committee considers relevant. The other 25% of an individual’s award is based on the committee’s discretionary determination of our company performance and other relevant factors. Each participant’s payout under the TAVA Plan is capped at two times his or her target, except as the committee otherwise determines.

For 2016, EVA improvement of $11 million would have resulted in a named executive officer being eligible to receive an EVA-based bonus equal to 100% of the target bonus amount. For 2016, an EVA improvement of $36 million over EVA for 2015 would have resulted in a named executive officer being eligible to receive an EVA-based bonus equal to 200% of the target bonus amount. Our EVA performance for 2016 was $9.5 million, which was the level of performance required for this portion of the TAVA bonus to be paid at 94.2% of the target level.

In determining the actual payout under the TAVA Plan for 2016, the committee also considered various other factors, including the following:

•	Our record revenue of $8.6 billion for 2016;

•	Our adjusted EBIT, adjusted net income and adjusted earnings per share performance for 2016 as described in our earnings release of February 7, 2017; and

•	Our seventh consecutive year of improved EBIT margin (adjusted EBIT as a percent of value-add revenue).

Weighing all of these factors, the committee declared the EVA-based portion of the bonus at 94.2% of target and also determined that the 25% portion of each executive’s TAVA Plan award would be declared at 94.2% of the target level.

The following table illustrates the target, maximum and actual TAVA Plan payments for our named executive officers for 2016:

	Annual TAVA Bonus Plan 2016 Target and Maximum				Annual TAVA Bonus Plan 2016 Payouts
	75% (EVA Based)		25% Discretionary		75% EVA	25% Discretionary	Total
	Target	Maximum	Target	Maximum
Mr. Sherrill	$1,092,188	$2,184,375	$364,063	$728,125	$1,028,841	$342,947	$1,371,788
Mr. Trammell	$398,438	$796,875	$132,813	$265,625	$375,329	$125,109	$500,438
Mr. Kesseler	$671,250	$1,342,500	$223,750	$447,500	$632,317	$210,773	$843,090
Mr. Fornos	$327,178	$654,357	$109,059	$218,119	$308,201	$102,734	$410,935
Mr. Jackson	$306,000	$612,000	$102,000	$204,000	$288,252	$96,084	$384,336
Mr. Orta	$291,000	$582,000	$97,000	$194,000	$—	$—	$—

(1)	Mr. Orta left our company in September 2016.

Long-Term and Stock-Based Incentives

Our long-term and stock-based incentive plans have been designed to align a significant portion of executive compensation with stockholder interests. The current plan — the 2006 Long-Term Incentive Plan — permits a variety of awards including stock options, restricted stock, stock equivalent units and performance units. These awards are based on an analysis of competitive levels of similar awards.

The company’s long-term and stock-based compensation program is comprised of:

•	awards of restricted stock which generally vest in 1/3 increments over three years (subject to acceleration of a portion of the shares to the date of grant as necessary to satisfy tax withholding obligations with respect to executives who are taxed upon the granting of restricted stock), and

•	cash-settled long-term performance units (“LTPUs”) which are generally earned over a three-year performance period and paid after the end of the performance period.

Each year, typically at its meeting in February, the committee reviews and approves LTPU award amounts earned for the most recent performance period, and determines the size and distribution of long-term and stock-based grants for our named executive officers for the new year.

Historically, the amount of these awards has been designed to target value for our named executive officers in the range of the 50th percentile when compared to the value of similar awards granted by peer companies to their executives, based on the committee’s assumptions regarding future company performance and other factors. The value actually realized from these awards could be above or below the 50th percentile based on our actual company performance.

LTPUs are denominated in dollar targets (“Target Value”) and are payable 50% based on our total stockholder return (stock price appreciation adjusted for any dividends) (“TSR”) relative to the TSR of the companies in the S&P 500, 30% based on our EBITDA (as described below) and 20% based on our FCF (as described below) during the performance period. The performance is applied against a multiplier that determines the percentage of the dollar target that is earned based on that level of performance. The committee determined to include EBITDA and FCF as part of our LTPU program so that our program would incorporate multiple metrics that are key to our delivering sustainable performance. The LTPUs are payable at the end of a three-year performance period. The LTPUs granted in 2014 were paid in early 2017 based on our 2014 through 2016 performance, as described below. The LTPUs granted in 2015 will be payable in early 2018 based on our 2015 through 2017 performance. The LTPUs granted in 2016 will be payable in early 2019 based on our 2016 through 2018 performance.

For these purposes:

•	“EBITDA” is our earnings before interest, taxes, depreciation, amortization and non-controlling interests, adjusted for (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) accruals for reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the company’s annual report to stockholders for the applicable year, and (f) acquisitions or divestitures; and

•	“FCF” is our operating cash flow less cash interest payments, net cash tax payments and distributions to non-controlling interest partners, excluding the impact of acquisitions and divestitures.

For the LTPUs granted in 2014, 2015 and 2016, a named executive officer earns a percentage of the LTPUs Target Value based on performance as set forth below.

For Relative TSR Performance — 50% of Total Target Value (“TSR Target Value”)

Company TSR Percentile Ranking	Percent of TSR Target Value
≥ 75th	200% (maximum)
50th	100% (target)
40th	50% (threshold)
< 40th	0%

For Cumulative EBITDA Performance — 30% of Total Target Value (“EBITDA Target Value”)

Cumulative EBITDA as % of Target	Percent of EBITDA Target Value
120%	200% (maximum)
100%	100% (target)
80%	50% (threshold)
< 80%	0%

For Cumulative FCF Performance — 20% of Total Target Value (“FCF Target Value”)

Cumulative FCF as % of Target	Percent of FCF Target Value
120%	200% (maximum)
100%	100% (target)
80%	50% (threshold)
< 80%	0%

Payouts are prorated for performance between the levels presented above.

For the LTPUs granted in 2014, the committee’s target levels of performance for the 2014 through 2016 period and our actual level of performance were as follows:

Performance Measure	Percentage of Total Target Value	Target Performance	Actual Performance	Actual Performance as Percentage of Target Performance	Payout (Percentage of Target)
TSR v. TSR of S&P 500	50%	50th Percentile	33rd Percentile (1) (13.79% TSR)	N/A	0%
Cumulative EBITDA	30%	$2.669 billion	$2.456 billion	92.0%	80%
Cumulative FCF	20%	$205 million	$327 million	159.5%	200%

(1)	Based on a 20-day average stock price at the end of 2013 and 2016.

Based on this performance, the scheduled cash payment under these LTPUs was made in early 2017, with award holders receiving payouts equal to 64.0% of the target amount of the applicable award.

Employment Agreements and Arrangements

In January 2007, Mr. Sherrill joined us as our Chief Executive Officer. We entered into an employment agreement with him that is described on page 47.

In January 2015, Mr. Kesseler joined us as Chief Operating Officer. His offer letter is described on pages 47-48.

In 1999, we entered into an employment agreement with Mr. Jackson that is described on page 48.

In September 2016, we entered into a separation agreement with Mr. Orta that is described on page 48.

In December 2016, we entered into agreements with Mr. Fornos regarding his retirement on March 31, 2018 that are described on page 48.

Retirement Plans

We offer to our U.S.-based salaried employees, including our U.S.-based named executive officers, a customary, tax-qualified defined contribution retirement (401(k)) plan. For 2016, we provided a company match on employee contributions of 100% on the first 3% of an employee’s pay and 50% on the next 2% of an employee’s pay, which we believe to be in line with prevailing practices for major U.S. corporations. In addition to this matching contribution, we also provide a company contribution equal to 2% of salary for persons hired on or after April 1, 2005 who have completed at least one year of service. We established this company contribution when we closed our defined benefit retirement plans to new participants in 2005.

For those U.S.-based executives hired before April 1, 2005, we offered defined benefit retirement plans that we believed were customary for the automotive industry and were consistent with similar plans maintained by the consolidated Tenneco Inc. prior to our becoming a stand-alone public company in 1999. These plans included:

•	a customary tax-qualified retirement plan that was generally available to all U.S.-based salaried employees (see “— Post-Employment Compensation”);

•	a supplemental executive retirement plan, which we call the “SERP” (see “— Post-Employment Compensation — Tenneco Supplemental Retirement Plan”); and

•	a key executive pension plan, which we call the “KEPP” and was applicable to only five employees who were deemed critical to our success at the time of the 1999 separation transactions (see “— Post Employment Compensation — Tenneco Supplemental Pension Plan”).

Effective December 31, 2006, we froze our defined benefit retirement plans for certain employees and replaced them with additional benefits under defined contribution retirement plans. Prior earned benefits under the defined benefit retirement plans were, however, preserved.

To address the loss of future benefits associated with the freeze, we amended our qualified defined contribution retirement plans, effective January 1, 2007, to provide for additional annual company contributions in amounts that increase with the employee’s age. These additional contributions, which we refer to as “Company Retirement Contributions,” are payable for each employee who ceased to accrue benefits or whose benefits were otherwise modified under any defined benefit retirement plan in connection with the freeze. Company Retirement Contributions are also provided to employees hired after the freeze in an amount equal to 2% of compensation. In addition, effective January 1, 2007, we implemented an unfunded non-qualified defined contribution retirement plan. Our named executive officers and other senior managers are eligible to participate in this plan, with allocations under the plan generally calculated in the same manner as under the applicable existing defined contribution retirement plan, except that (i) Company Retirement Contributions under the plan are made based on compensation that includes bonus compensation payable in accordance with the TAVA Plan formula and (ii) contributions under this plan are based on compensation in excess of the Section 401(a)(17) limitations of the Internal Revenue Code.

Under the terms of his employment agreement, Mr. Sherrill is entitled to an age-graded benefit based on his total compensation (including bonus compensation) in excess of the limitations under Section 401(a)(17) of the Internal Revenue Code and a multiple of 1.5. In addition, in December 2007, the committee granted Mr. Trammell an enhanced benefit equal to an age-graded benefit based on his total compensation (including bonus compensation) in excess of the limitations under Section 401(a)(17) of the Internal Revenue Code and a multiple of 2.0. The committee granted these enhanced benefits based on competitive data provided by our compensation consultant. Under the terms of his offer, Mr. Kesseler receives a contribution under this plan of 3% of compensation (including bonus compensation).

Mr. Jackson, who retired on March 31, 2017, had an employment agreement that provided for his participation in the SERP and/or KEPP. As a result, we did not freeze the SERP/KEPP for Mr. Jackson. Instead, Mr. Jackson voluntarily agreed to a reduction in his retirement benefit payable under those plans and to an offset to benefits payable under those plans for Company Retirement Contributions received under the existing or new defined contribution plans. The benefits reduction increases to a maximum of 5% of the benefit that would have otherwise been paid, depending on the officer’s age at retirement.

Mr. Fornos and Mr. Orta participate in our defined contribution retirement plan for senior management based in Spain pursuant to which we make an annual contribution on behalf of Mr. Fornos in an amount equal to 8% of his base salary and on behalf of Mr. Orta in an amount equal to 8% of the difference between his salary at the time of his departure from our company and his salary level at June 30, 2010. Mr. Orta also participates in a defined benefit plan for certain employees in Spain. Under the plan, Mr. Orta is eligible for a defined benefit after retirement based on his base salary frozen at the level of June 30, 2010, when he reaches normal retirement age.

Perquisites

As is customary for European senior managers, Mr. Fornos receives a housing allowance, company car, medical insurance and tax equalization payments pursuant to his employment arrangements. As is customary for a European executive on assignment in the United States, Mr. Orta received a housing allowance, car allowance, home travel benefits, relocation assistance, tax equalization payments and reimbursement of tuition for his children. The other named executive officers do not receive perquisites or a perquisite allowance.

Severance Benefits

We have agreed to pay each of our Chief Executive Officer and Chief Operating Officer two times his then current salary if we terminate his employment other than for disability, cause or in connection with a change in control. We view these benefits as customary and a key element of the recruiting and retention of executives in light of company and industry specific factors.

Under the terms of his employment agreement, if Mr. Jackson had been terminated by us other than in connection with a change in control or for death, disability or non-performance of duties,

he would have been entitled to be paid two times the total of his then current salary and bonus for the immediately preceding year, all outstanding stock-based awards would have been vested, subject to approval by our board of directors, his stock options would have remained exercisable for at least 90 days and he would have received one year of post-termination health and welfare benefits. We established these severance benefits at the time of the 1999 separation transaction based on the severance offered by the former consolidated Tenneco Inc.

Under the terms of his separation agreement, Mr. Orta received severance payments on regular company payroll dates through October 15, 2016 equal to the amount of regular payroll Mr. Orta would have received had he remained employed and $1,800,000 as severance, payable in installments over 24 months. The terms of Mr. Orta’s separation agreement are described under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Agreements with Former or Retiring Executives.”

Otherwise, we maintain a Severance Benefit Plan that applies to all salaried, full-time employees with at least one month of service who are terminated by us in connection with a reduction in force or similar layoff. The benefits payable under this plan are described under “— Other Potential Post-Employment Compensation — Severance Benefits.” This plan was originally adopted in the 1990s based on prevailing practices at other major U.S. corporations. We most recently amended the plan in August 2015 to reflect prevailing practices.

Change in Control

We maintain a Change in Control Severance Benefit Plan for Key Executives to enable us to retain and motivate highly qualified employees by eliminating, to the maximum practicable extent, any concern that their job security or benefit entitlements will be jeopardized by a “change in control” of our company.

Our plan applies to our top nine executive officers and generally provides for cash benefits consisting primarily of a multiple (two or three times) of an executive officer’s annual salary and annual targeted cash incentive if the executive officer is actually terminated (other than for cause, death or disability) or constructively terminated within two years following a change in control. See “Post-Employment Compensation — Other Potential Post-Employment Compensation — Change in Control Severance Benefit Plan for Key Executives.” Our current Change in Control Severance Benefit Plan for Key Executives was adopted in 2007. Each of Mr. Sherrill’s and Mr. Kesseler’s cash payment in connection with a change in control termination will equal three times the total of his then current base salary plus his targeted annual bonus in effect immediately prior to the change in control.

Under the terms of the employment agreement entered into with Mr. Jackson in 1999, our change in control plan as in effect in 1999 applied to him until his retirement on March 31, 2017. The principal difference for Mr. Jackson’s purposes are (i) rather than using annual targeted cash incentive to determine payments, the plan uses the higher of the target and the average payout over the prior three years, and (ii) Mr. Jackson’s payouts would have been based on a three times salary/annual incentive multiple, versus the two times multiple to which he would have been entitled under our current plan and (iii) the plan allowed Mr. Jackson to voluntarily separate from the company following a change in control to be paid benefits under the plan. See “— Post-Employment Compensation — Change in Control Severance Benefit Plan for Key Executives.”

In addition, the terms of our 2006 Long-Term Incentive Plan, as amended (and our prior plans), provide for awards to vest upon a change in control, unless the committee otherwise provides in an award agreement.

Equity Award Policy

Our Board of Directors has adopted a formal policy regarding compensatory awards in the form of our common stock or any common stock derivative, such as restricted stock, options, stock appreciation rights and stock equivalent units. Under the policy, in general, equity awards must be approved by the committee or the Board of Directors. Typically, the committee will make annual awards that it determines to be appropriate at its meeting held in February. The committee also has the authority to make interim awards in its discretion. The strike price of any option or stock appreciation right must be the fair market value of a share of our common stock on the date of grant as determined under the 2006 Long-Term Incentive Plan (which is the average of the highest and lowest sales price of a share of our common stock on the date of grant).

Our policy also permits a committee of management to make awards in certain cases. The management committee consists of our Chief Executive Officer, General Counsel and our most senior human resources executive. The management committee has the authority to make equity awards to (i) newly hired employees and (ii) employees who are promoted during the course of a year. The awards can be made only in amounts necessary to provide the employee with awards consistent with the amount of awards most recently made to employees of the same salary grade level, prorated based on when the employee was hired or promoted. The total number of shares that the management committee can issue under this policy is 100,000. The management committee is not authorized to make awards to new or promoted employees whom we would typically consider to be at the most senior management or executive officer level.

Stock Ownership Guidelines

We maintain stock ownership guidelines that apply to all of our directors and our senior officers. We believe our guidelines further align management’s and stockholders’ interests and we based the guidelines on practices at comparable companies. The individual guidelines are:

•	6 x annual base salary for the Chairman/Chief Executive Officer;

•	4 x annual base salary for the Chief Operating Officer and Chief Financial Officer;

•	5 x annual retainer fee for the Non-Management Members of our Board of Directors;

•	3 x annual base salary for the Executive Vice Presidents and Senior Vice Presidents; and

•	1 x annual base salary for Vice Presidents.

The committee may, from time to time, temporarily suspend or reevaluate and revise participants’ guidelines to give effect to changes in our common stock price or other factors the committee deems relevant. Shares that count towards satisfaction of the guidelines include: (i) shares owned outright by the participant or an immediate family member that shares the same household; (ii) shares held in our defined contribution plans; (iii) restricted stock issued by us, whether or not vested; (iv) shares issued upon stock option exercises or vesting of restricted stock that the participant continues to hold; and (v) shares or share equivalent units underlying deferred fees paid to directors.

Participants are required to achieve their guideline within five years of becoming subject to the guidelines. The committee reviews each participant’s compliance (or progress towards compliance) with the guidelines annually, typically at its meeting in February. In its discretion, the committee may impose conditions, restrictions or limitations on any non-compliant participant as the committee determines to be necessary or appropriate.

All of our non-management directors and executive officers, including the named executive officers, are in compliance with the guidelines either through maintaining the requisite level of ownership or being within the “ramp-up” period to achieve the requisite level of ownership under the policy.

Anti-Hedging Policy and Trading Restrictions

Our insider trading policy limits the timing and types of transactions in our securities by our directors, officers and other employees. These persons are permitted to trade in our securities only during window periods (following earnings releases) and, in some cases, only after they have pre-cleared transactions with our General Counsel. In addition, the policy provides that none of our directors, officers or other employees may engage in the following transactions:

•	trading in Tenneco stock on a short-term basis;

•	trading in Tenneco stock on margin;

•	short-selling Tenneco stock; and

•	entering into transactions designed to hedge the risks and benefits of ownership of Tenneco securities, including the purchase and/or sale of derivatives, as well as any other transaction that is designed to hedge or offset, or that has the effect of hedging or offsetting, any change in the value of Tenneco securities.

Anti-Pledging Policy

We have adopted a policy under which our directors and executive officers are prohibited from pledging our securities as collateral for a loan.

Clawback Policy

We have a policy whereby we will, in all appropriate circumstances, require reimbursement of any annual incentive payment or long-term incentive payment to an executive officer where: (1) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of our financial statements filed with the SEC; (2) our Board determines the executive engaged in intentional misconduct that caused or substantially caused the need for the substantial restatement; and (3) a lower payment would have been made to the executive based upon the restated financial results. In each such instance, we will, to the extent practicable, seek to recover from the individual executive the amount by which the individual executive’s incentive payments for the relevant period exceeded the lower payment that would have been made based on the restated financial results. The committee will review its clawback policy as final rulemaking is adopted regarding clawbacks under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Amendment to 2006 Long-Term Incentive Plan for Recent Changes in Withholding Accounting Treatment

The 2006 Long-Term Incentive Plan was amended in October 2016 to implement recent changes in accounting treatment that now allow the company to withhold taxes on behalf of a plan participant with respect to the exercise, vesting or payment of plan awards at a tax rate higher than the required minimum tax rate under the Internal Revenue Code.

Impact of Regulatory Requirements on Compensation

Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount that a publicly-traded corporation may deduct for compensation paid to the Chief Executive Officer or one of the company’s other three most highly compensated executives (other than the Chief Financial Officer) who is employed on the last day of the year. Non-discretionary “performance-based compensation,” as defined under Internal Revenue Service rules and regulations, is excluded from this $1 million limitation.

Our compensation programs are structured to support organizational goals and priorities and stockholder interests. The committee has not in the past had, and does not currently have, a policy requiring all compensation to be deductible under Section 162(m).

In January 2014, the committee determined that it was in the company’s best interests to adopt a new annual cash incentive compensation plan that is designed to meet the requirements for performance-based compensation under Section 162(m). Accordingly, we adopted an Executive Bonus Plan under our 2006 Long-Term Incentive Plan.

Our restricted stock granted before 2015 is not considered performance-based compensation under Section 162(m). The subcommittee’s grants of LTPUs and stock option awards and, beginning in 2015, restricted stock are generally designed to incorporate the applicable requirements for “performance-based compensation” under IRS rules and regulations.

In general, we seek to preserve the tax deductibility of executive compensation only to the extent practicable and consistent with our overall compensation philosophies. We do not make compensation determinations based on the accounting treatment of any particular type of award.

Summary Compensation Table

The following table shows the compensation that we paid to: (1) our Chief Executive Officer; (2) our Chief Financial Officer; (3) each of our next three most highly compensated executive officers who were serving at the end of 2016 based on total compensation less the increase in actuarial value of defined benefits and any above market or preferential earnings on non tax-qualified deferred compensation; and (4) a former executive who would have been among the group described in clause (3) but for the fact that he was no longer serving as an executive at the end of 2016. We refer to these individuals collectively as the “named executive officers.” The table shows amounts paid to the named executive officers for all services provided to our company and its subsidiaries for 2014, 2015 and 2016 (except in the case of Messrs. Kesseler and Orta, for whom information is presented only for 2015 and 2016, as they were not named executive officers in 2014).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value(4) ($)		All Other Compensation(5) %	Total ($)
Gregg M. Sherrill	2016	1,165,000	342,947	2,547,370	—	2,411,241	—		376,429	6,842,987
Chairman and CEO	2015	1,120,500	341,402	2,992,854	—	2,806,207	—		432,944	7,693,907
	2014	1,081,000	503,678	1,637,980	1,317,708	3,486,111	—		349,819	8,376,296
Kenneth R. Trammell	2016	625,000	125,109	741,028	—	784,929	(239,397	) (8)	173,671	2,210,340
Executive Vice	2015	605,000	125,348	870,706	—	904,045	17,568		187,442	2,710,109
President and CFO	2014	580,000	183,766	485,321	390,470	1,006,424	155,519		112,952	2,914,452
Brian J. Kesseler	2016	895,000	210,773	1,389,494	—	1,400,317	—		85,931	3,981,515
Chief Operating	2015	850,000	1,207,188	5,791,187	—	1,611,563	—		117,738	9,577,676
Officer
Josep Fornos (6)	2016	513,221	102,734	602,078	—	589,801	—		113,198	1,921,032
EVP Enterprise	2015	504,162	104,456	707,438	—	725,868	—		98,152	2,140,076
Business Initiatives	2014	583,026	150,466	333,669	268,384	890,346	—		108,570	2,334,461
Timothy E. Jackson	2016	510,000	96,084	463,129	—	544,252	532,650		88,623	2,234,738
EVP Technology,	2015	495,000	96,525	544,171	—	619,575	(469,710)		110,846	1,396,407
Strategy & Business	2014	477,500	101,707	303,305	244,014	800,933	411,656		53,315	2,392,430
Development
Enrique Orta (7)	2016	334,356	—	347,374	—	—	177,983		1,465,160	2,324,873
SVP, Ride	2015	475,000	92,625	1,294,234	—	439,577	(121)		329,624	2,630,939
Performance

(1)	The amounts under the column entitled “Bonus” in the table above are comprised of the portion of the named executive officer’s bonus under our TAVA Plan that is not tied to EVA performance. See “— Compensation Discussion and Analysis — Design and Elements of Compensation — Salary and Annual Cash Incentive Compensation.” Includes $1,000,000 signing bonus for Mr. Kesseler in 2015.

(2)

The stock award totals for a year reflect the grant date fair value of all restricted stock awarded during such year. See note 8 of our consolidated financial statements for the year ended December 31, 2014 for a description of how the 2014 data was computed; note 8 of our consolidated financial statements for the year ended December 31, 2015 for a description of how the 2015 data was computed; and note 8 of our consolidated financial statements for the year ended December 31, 2016 for a description of how the 2016 data was computed. Includes, in the case of Mr. Orta, a retention stock award in 2015 (which was subsequently forfeited) and, in the case of Mr. Kesseler, an equity replacement award made in connection with his hiring in 2015. See “—Compensation Discussion and Analysis — Design and Elements of Compensation — Long-Term and Stock-Based Incentives.”

(3)	The amounts under the column entitled “Non-Equity Incentive Plan Compensation” in the table above are comprised of (a) the portion of the named executive officer’s payment under our TAVA Plan that is linked to EVA performance and (b) the named executive officer’s long-term performance unit payment for the 2012 through 2014 performance period, the 2013 through 2015 performance period and the 2014 through 2016 performance period, respectively. See “— Compensation Discussion and Analysis — Design and Elements of Compensation — Salary and Annual Cash Incentive Compensation.” The amounts for 2016 are set forth below:

Name	Non-Discretionary TAVA Payout	2014-2016 LTPU Payout
Mr. Sherrill	$1,028,841	$1,382,400
Mr. Trammell	$375,329	$409,600
Mr. Kesseler	$632,317	$768,000
Mr. Fornos	$308,201	$281,600
Mr. Jackson	$288,252	$256,000
Mr. Orta	$—	$—

(4)	As described below under “Post-Employment Compensation,” we traditionally maintained defined benefit and supplemental pension plans for our U.S. senior management (although future benefit accruals were frozen for most employees as of December 31, 2006 as described below under “— Post-Employment Compensation — 2006 Changes in Defined Benefits”). Messrs. Sherrill, Kesseler and Fornos do not participate in any defined benefit plan sponsored by us.

(5)	The amounts under the column entitled “All Other Compensation” in the table above for 2016 are comprised of the following:

Name	Perquisites and Other Personal Benefits(a)	Life Insurance Premiums		Severance(b)	Registrant Contributions to Defined Contribution Plans(c)	Tax Equalization
Mr. Sherrill	$–	$4,237		$–	$372,192	$–
Mr. Trammell	$–	$2,274		$–	$171,487	$–
Mr. Kesseler	$–	$3,255		$–	$82,676	$–
Mr. Fornos	$48,223	$23,917	(d)	$–	$41,058	$–
Mr. Jackson	$–	$1,854		$–	$86,769	$–
Mr. Orta	$90,955	$4,405	(d)	$1,225,450	$16,973	$127,377	(e)

(a)	Perquisites and other personal benefits for Mr. Fornos reflect his company car allowance, a housing allowance, medical benefits coverage and a holiday gift. Perquisites and other personal benefits for Mr. Orta include a transportation allowance, a housing allowance of $27,000, medical benefits coverage, reimbursement of tutoring fees and reimbursement of $29,862 of tuition for his children. The amount of the perquisite allowances and personal benefits reflected in the table equals actual cash expenditures made by our company.

(b)	Represents severance benefits paid to Mr. Orta. Includes $49,602 in initial severance payments, $400,000 lump sum additional severance payment paid in 2016, $116,667 of semimonthly installments of additional severance paid in 2016, $641,667 representing the non-contingent portion of the semimonthly installments of additional severance to be paid in 2017 and 2018, and $17,514 in vacation payout.

(c)	For our U.S. named executive officers, we offer retirement benefits through a 401(k) savings plan. Under the plan, subject to limitations in the Internal Revenue Code, participants may elect to defer up to 75% of their salary through contributions to the plan, which are invested in selected mutual funds or used to buy our common stock. For 2016, we provided a company match on an employee’s contribution of 100% on the first 3% of an employee’s pay and 50% on the next 2% of an employee’s pay. In addition, as described below under “— Post-Employment Compensation — 2006 Changes in Defined Benefits,” we implemented additional company contributions and a new excess defined contribution plan in connection with the December 31, 2006 freezing of our defined benefit plans. All matching contributions vest immediately. Additional company contributions vest upon the named executive officer’s third anniversary with Tenneco. We maintain a defined contribution retirement plan for Mr. Fornos and Mr. Orta to which we make an annual contribution on behalf of such executive equal to 8% of his salary for Mr. Fornos and 8% of the difference between Mr. Orta’s salary at the time of his departure from our company and June 30, 2010. All contributions vest immediately.

(d)	Represents the cost of one policy covering both life and disability.

(e)	Represents tax equalization payments in connection with Mr. Orta’s expatriate assignment.

(6)	Mr. Fornos is paid in Euros. Cash payments and contributions have been converted to U.S. Dollars based on an average exchange rate from Euro to U.S. Dollar of 1.1037/1 for 2016; 1.1032/1 for 2015; and 1.320/1 for 2014. Mr. Fornos will cease serving as the company’s Executive Vice President — Enterprise Business Initiatives on March 31, 2017, and will retire on March 31, 2018.

(7)	Mr. Orta was the company’s Senior Vice President, Ride Performance until August 24, 2016 and left our company effective September 8, 2016.

(8)	Mr. Trammell participated in our offer to employees to take a lump sum in respect of our U.S. qualified pension plan, resulting in a payment to him of $201,621 and a reduction in the present value of our pension obligations to him of $284,077 in 2016.

Grants of Plan-Based Awards During 2016

The following table shows certain information regarding grants of plan-based awards we made to the named executive officers during 2016.

Grants of Plan-Based Awards During 2016

Name	Grant Date			Estimated Future Payout Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(1) ($)	Grant Date Fair Value of Stock Awards ($)
				Threshold ($)	Target ($)	Maximum ($)
Mr. Sherrill	2/3/2016 2/3/2016 2/3/2016	(2 (3	) )	1,375,000	1,092,188 2,750,000	2,184,375 5,500,000	70,839	2,547,370
Mr. Trammel	2/3/2016 2/3/2016 2/3/2016	(2 (3	) )	400,000	398,438 800,000	796,875 1,600,000	20,607	741,028
Mr. Kesseler	2/3/2016 2/3/2016 2/3/2016	(2 (3	) )	750,000	671,250 1,500,000	1,342,500 3,000,000	38,640	1,389,494
Mr. Fornos	2/3/2016 2/3/2016 2/3/2016	(2 (3	) )	325,000	327,178 650,000	654,357 1,300,000	16,743	602,078
Mr. Jackson	2/3/2016 2/3/2016 2/3/2016	(2 (3	) )	250,000	306,000 500,000	612,000 1,000,000	12,879	463,129
Mr. Orta	2/3/2016 2/3/2016 2/3/2016			187,500	291,000 375,000	582,000 750,000	9,660	347,374

(1)	Represents awards of restricted stock under our 2006 Long-Term Incentive Plan. One-third of the restricted stock vest on each of the first three anniversaries of the grant date (subject to acceleration of a portion of the shares to the date of grant as necessary to satisfy tax withholding obligations with respect to executives who are taxed upon the granting of restricted stock).

(2)	Represents targeted and maximum incentive payouts that are paid based on our corporate performance against Economic Value Added (“EVA®”) goals under the TAVA Plan as described below under “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Annual Bonus and Non-Equity Incentive Plan Awards.” These amounts represent 75% of each named executive officer’s total opportunity under the TAVA Plan related to EVA performance (the remaining 25% being discretionary). There is no threshold payout.

(3)	Represents threshold, targeted and maximum payouts that are paid based on our company performance against goals relating to relative total stockholder return, EBITDA and free cash flow under long-term performance units granted for the 2016-2018 performance period under our 2006 Long-Term Incentive Plan as described below under “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Annual Bonus and Non-Equity Incentive Plan Awards.”

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Annual Bonus and Non-Equity Incentive Plan Awards

Amounts reflected in the Summary Compensation Table for 2014 through 2016 under the column entitled “Bonus” and “Non-Equity Incentive Plan Compensation” are (a) payments under the Tenneco Value Added Incentive Plan (“TAVA Plan”) and (b) payments in respect of our long-term performance units for the 2012 through 2014 performance period, the 2013 through 2015 performance period and the 2014 through 2016 performance period.

The TAVA Plan was developed initially with Stern Value Management (then known as Stern Stewart & Co.), a firm with expertise in EVA® based incentive programs. Each year, the committee establishes an EVA improvement target under the TAVA Plan. At the conclusion of each year, the committee approves incentive award payments based on the degree of achievement of the goals established for that year and on judgments of performance. We base 75% of an individual’s award on a formula tied to our corporate achievement of pre-established EVA objectives. We use EVA as the performance metric for the TAVA Plan because we believe that strong EVA performance is correlated with stockholder returns and that making business and investment decisions based on EVA balances cash-oriented and earnings-oriented results. However, the TAVA Plan also provides the committee the discretion to adjust this portion of the award based on other factors that the committee considers relevant. We base 25% of an individual’s award on the committee’s discretionary determination of our company performance and other relevant factors. In general, a participant is entitled to a pro rata bonus if his or her employment is terminated due to death, disability or retirement. Some of our executive officers participate in a separate executive bonus plan that is designed to meet the requirements of Section 162(m) of the Internal Revenue Code, but under which payout determinations are made consistent with the payout determinations under the TAVA Plan (subject to maximum limitations established for Section 162(m) purposes). References in this proxy statement to the TAVA Plan also cover this separate plan. See “— Compensation Discussion and Analysis” for a discussion of specific determinations under the TAVA Plan for 2016. EVA® is defined as net operating profit after taxes minus the annual cost of capital and is a registered trademark of Stern Value Management.

We award long-term performance units (“LTPUs”) under our 2006 Long-Term Incentive Plan that are denominated in dollars. These LTPUs are payable in cash as follows: 50% based on our relative TSR compared to the TSR of the companies in the S&P 500, 30% based on our EBITDA and 20% based on our FCF. The performance is applied against a multiplier that determines the percentage of the dollar target that is earned based on that level of performance. These LTPUs are payable at the end of a three-year performance period. Subject to the terms of any employment agreement, these LTPUs are generally forfeited by a participant if his or her employment is terminated other than due to death, disability or retirement. Currently, in the event of termination due to death or disability, the LTPUs pay out at 100% of target. Beginning with LTPUs granted in 2017 which will be payable based on our 2017 through 2019 performance, in the event of termination due to death or disability, the award holder will receive a pro rata payment equal to 100% of the target amount multiplied by the percentage of the performance period during which he or she was employed by us. In the event of retirement, the award holder receives a pro rata payment equal to the amount he or she would have earned had he or she continued employment until the end of the applicable performance period multiplied by the percentage of the performance period during which he or she was employed by us.

Stock Awards

Amounts reflected in the Summary Compensation Table under the column entitled “Stock Awards” represent awards of restricted common stock under our 2006 Long-Term Incentive Plan. See “—Grants of Plan-Based Awards During 2016.” Our restricted stock awards vest one-third per year during the three years after the grant date, subject to the officer’s continued employment (subject to acceleration of a portion of the shares to the date of grant as necessary to satisfy tax withholding obligations with respect to executives who are taxed upon the granting of restricted stock). Subject to the terms of any employment agreement, the unvested portion of these awards is generally forfeited by a participant if his or her employment is terminated other than due to death, disability or retirement. All restrictions lapse upon death, disability or retirement.

Option Awards

Amounts reflected in the Summary Compensation Table under the column entitled “Option Awards” represent awards of nonqualified options to purchase common stock granted to each named executive officer under our 2006 Long-Term Incentive Plan. See “— Grants of Plan-Based Awards During 2016.” The awards vest one-third per year during the three years after the grant date, subject to the officer’s continued employment, and have a seven-year term. Subject to the terms of any employment agreement, the unexercised portion of these awards is generally forfeited by a participant on the date his or her employment is terminated other than due to death, disability or retirement. In the event of death, disability or retirement, the options become fully exercisable and remain exercisable for a period specified in the applicable award agreement.

Employment Agreements and Other Employment Arrangements

In January 2007, we entered into an agreement with Mr. Sherrill that sets forth certain terms and conditions of his employment with our company. The agreement provides that, under our Change in Control Severance Benefit Plan for Key Executives, Mr. Sherrill’s cash payment in connection with a change in control termination will equal three times the total of his then current base salary plus his target bonus. See “— Post-Employment Compensation — Other Potential Post-Employment Compensation” for a discussion of the other benefits afforded under the Change in Control Severance Benefit Plan for Key Executives. The agreement also provides that, other than in connection with a change in control, if Mr. Sherrill’s employment is terminated by us other than for disability or cause, he will be paid two times his then current annual salary. The employment agreement also provides for participation in an excess non-qualified defined contribution plan as described elsewhere herein and for participation in other benefit plans we offer our employees generally.

In December 2014, we provided Mr. Kesseler an offer letter that sets forth certain terms and conditions of his employment with our company. The letter provides that, under our Change in Control Severance Benefit Plan for Key Executives, Mr. Kesseler’s cash payment in connection with a change in control termination would be equal to three times the total of his then current base salary plus targeted annual bonus in effect immediately prior to the change in control. The agreement also provides that, other than in connection with a change in control, if Mr. Kesseler’s employment is terminated by us other than for disability or for cause, he will be paid two times his then current annual base salary. Pursuant to the letter, we paid Mr. Kesseler a one-time signing bonus of $1,000,000 and an award of 83,474 restricted shares that vests 50% on each of the second and fourth anniversaries of the grant date to replace equity forfeited when he left his prior position. In addition, Mr. Kesseler received full LTPU grants for the 2013-2015 and 2014-2016 performance periods to replace foregone benefits. Pursuant to the letter, Mr. Kesseler is eligible to participate in the benefit plans we offer to our employees generally as well as our 2006 Long-Term Incentive Plan. In addition, he will receive an additional 2% of base pay contribution into the 401(k) Plan after one year of service and participates in our non-qualified defined contribution plan at the rate of 3% of compensation.

Agreements with Former or Retiring Executives

Mr. Jackson retired on March 31, 2017. Mr. Jackson is party to an agreement with us, originally entered into in 1999, that set forth certain terms and conditions of his employment with our company. The employment agreement provided that, under our Change in Control Severance Benefit Plan for Key Executives, Mr. Jackson’s cash payment in connection with a change in control termination would equal three times the total of his then current base salary plus the higher of (i) his highest annual target bonus over the prior three years and (ii) his average bonuses for the prior three years. The employment agreement also provided that, other than in connection with a change in control, if Mr. Jackson’s employment had been terminated by us other than for death, disability or nonperformance of duties, he would be paid two times the total of his then current salary and bonus for the immediately preceding year, all outstanding awards under our stock incentive plans would be vested, subject to Board approval, his stock options would remain exercisable for at least 90 days and he would receive one year of post-termination health and welfare benefits. Pursuant to the terms of his employment agreement, Mr. Jackson was guaranteed a minimum annual base salary of $327,600 and a minimum annual target bonus of $161,000. The employment agreement also provided for participation in benefit plans we offer to our employees generally, as well as continued participation in supplemental retirement benefit plans as described under “— Post-Employment Compensation.”

On September 27, 2016, we entered into an Agreement and General Release with Mr. Orta. Pursuant to the Agreement and General Release, Mr. Orta received or is entitled to receive (a) severance payments on regular company payroll dates through October 15, 2016 equal to the amount of regular payroll Mr. Orta would have received had he remained employed, (b) $1,800,000 as severance, payable in installments over 24 months, (c) payment of any accrued vacation, and (d) miscellaneous benefits, including up to 24 months of contributions to certain benefit plans and life, disability and medical insurance, outplacement services and, under certain circumstances, relocation assistance. Pursuant to Mr. Orta’s award agreements and the applicable plans, any unvested restricted stock, unvested stock options or performance units were forfeited.

On December 15, 2016, Mr. Fornos entered into a Leave and Termination Agreement (the “Spanish Agreement”) with Tenneco Automotive Iberica, S.A., a wholly owned subsidiary of the company, and a Transaction Regarding the Termination of the Employment Agreement (together with the Spanish Agreement, the “retirement agreements”) with Tenneco Automotive Europe BVBA, a wholly owned subsidiary of the company. The retirement agreements provide for the repatriation of Mr. Fornos to Spain from Belgium, replace the terms of Mr. Fornos’ existing employment agreements with our affiliates and provide for a paid leave of absence beginning April 1, 2017 until Mr. Fornos’ retirement. Pursuant to the Spanish Agreement, Mr. Fornos will receive (a) relocation and moving expenses from Belgium to Spain, (b) an annual base salary of 465,000 Euros during his leave of absence, paid monthly in arrears, (c) a bonus for our 2017 performance period at his target amount of 395,250 Euros, to be paid in the first quarter of 2018, (d) a lump sum payment of 300,000 Euros upon his retirement, (e) benefits during his leave of absence including a housing allowance, company car, medical benefits, tax preparation, life and disability coverage, reimbursements for any direct contributions to the Spanish social security program and contributions to the Company’s Spanish deferred contribution plan, and (f) title to his company car. Mr. Fornos will retain any previously granted incentive awards in accordance with the applicable plans; however, Mr. Fornos will receive no awards in 2017 or 2018.

Outstanding Equity Awards at December 31, 2016

The following table shows certain information regarding the outstanding equity awards held by the named executive officers at the end of 2016. Mr. Orta’s equity awards were forfeited in connection with the termination of his employment.

Outstanding Equity Awards at December 31, 2016

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Mr. Sherrill	88,377 79,830 33,200	— — 16,600	29.83 36.29 56.23	1/17/2019 1/15/2020 1/14/2021	9,710 35,892 70,839	606,584 2,242,173 4,425,312
Mr. Trammell	12,966 22,496 23,652 9,838	— — — 4,919	45.42 29.83 36.29 56.23	1/18/2018 1/17/2019 1/15/2020 1/14/2021	2,877 10,442 14,117	179,726 652,312 881,889
Mr. Kesseler					19,578 83,474 38,640	1,223,038 5,214,621 2,413,841
Mr. Fornos	7,072 6,762	— 3,381	45.42 56.23	1/18/2018 1/14/2021	1,978 8,484 11,720	123,566 529,995 732,148
Mr. Jackson	7,072 9,641 7,222 14,784 6,148	— — — — 3,074	45.42 29.83 38.52 36.29 56.23	1/18/2018 1/17/2019 3/20/2019 1/15/2020 1/14/2021	1,798 5,266 8,715	112,321 328,967 544,426

(1)	The vesting dates and number of shares vesting for the unvested options and restricted stock reflected above as of December 31, 2016 are as set forth below. The unvested restricted stock held by Mr. Jackson vested, and by Mr. Fornos will vest, upon his retirement. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Agreements with Former or Retiring Executives” and “Post-Employment Compensation — Other Potential Post-Employment Compensation.”

Name	Option Vesting Date	Number of Options Vesting	Stock Vesting Date	Number of Shares Vesting
Mr. Sherrill	1/15/2017	16,600	1/15/2017 2/3/2017 2/4/2017 2/3/2018 2/4/2018 2/3/2019	9,710 23,613 17,946 23,613 17,946 23,613
Mr. Trammell	1/15/2017	4,919	1/15/2017 2/3/2017 2/4/2017 2/3/2018 2/4/2018 2/3/2019	2,877 379 5,221 6,869 5,221 6,869
Mr. Kesseler			1/14/2017 2/3/2017 2/4/2017 2/3/2018 2/4/2018 1/14/2019 2/3/2019	41,737 12,880 9,789 12,880 9,789 41,737 12,880
Mr. Fornos	1/15/2017	3,381	1/15/2017 2/3/2017 2/4/2017 2/3/2018 2/4/2018 2/3/2019	1,978 558 4,242 5,581 4,242 5,581
Mr. Jackson	1/15/2017	3,074	1/15/2017 2/3/2017 2/4/2017 2/3/2018 2/4/2018 2/3/2019	1,798 129 2,003 4,293 3,263 4,293

Option Exercises and Stock Vested During 2016

The following table shows certain information regarding options exercised and stock vested during 2016 for the named executive officers.

Option Exercises and Stock Vested During 2016

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(1) ($)
Mr. Sherrill	129,882	3,647,089	43,085	1,596,878
Mr. Trammell	21,080	675,974	19,159	702,980
Mr. Kesseler	—	—	9,789	358,473
Mr. Fornos	21,077	675,053	10,282	376,886
Mr. Jackson	13,811	454,410	8,819	323,741
Mr. Orta	18,606	419,823	5,410	196,739

(1)	Does not give effect to shares withheld to satisfy tax obligations.

Post-Employment Compensation

Pension Benefits Table

The following table shows certain information regarding potential benefits as of December 31, 2016 for Messrs. Trammell, Jackson and Orta under each of our defined benefit retirement plans.

Pension Benefits

Name(1)	Plan Name(2)	Number of Years Credited Service(3) (#)	Present Value of Accumulated Benefit ($)
Mr. Trammell	Plan 2	9.7	647,375	(4)
Mr. Jackson	Plan 1	6.5	293,098	(4)
	Plan 2	16.5	874,637	(4)
	Plan 3	16.5	4,994,654	(4)
Mr. Orta	Plan 4	17	886,149	(5)

(1)	No other named executive officer participates in any defined benefit plan sponsored by us.

(2)	Plan 1 represents the Tenneco Retirement Plan, Plan 2 represents the Tenneco Supplemental Retirement Plan (which includes, for purposes of these disclosures, its predecessor plan, the Supplemental Executive Retirement Plan), Plan 3 represents the Tenneco Supplemental Pension Plan for Management (which includes, for purposes of these disclosures, its predecessor plan, the Key Employee Pension Plan) and Plan 4 represents the Spanish defined benefit plan.

(3)	The named executive officer’s years of service credited under the plans is less than his actual years of service with Tenneco and its predecessors.

(4)	The present value of accrued benefits was calculated as of December 31, 2016, using the RP-2014 Mortality Table with improvement scale MP-2016 and a 4.15% discount rate, deferred to the unreduced retirement age, with no deferral if the participant’s age on the calculation date is greater than the unreduced retirement age. The unreduced retirement age for Plan 1 is age 62 (normal retirement age is 65). For Plan 2, the unreduced retirement age is age 62 (normal retirement age is 65). For Plan 3, the unreduced retirement age is age 55 (normal retirement is age 65). For Plan 1 and Plan 2, the first year of service is generally excluded as credited service under the plan. For Plan 3, the officer must earn 1,000 hours of service in order to be credited with an additional year of service under the plan. For Plan 2 and Plan 3, lump sum amounts payable at the earliest unreduced retirement age were valued based on the plan’s lump sum provisions, namely the GAR-94 mortality table and a 2.86% interest rate along with a 4.15% discount rate and using the RP-2014 Mortality Table with improvement scale MP-2016 for the period between December 31, 2016 and earliest unreduced retirement age.

(5)	The present value of accrued benefits was calculated as of December 31, 2016 using GRMF95 Spanish Mortality Table considering retirement age of 65 and applying a regularization interest rate of 1.8% over 2016 annual premium.

Tenneco Employees Retirement Plan (formerly Tenneco Retirement Plan for Salaried Employees)

The benefit under the Tenneco Employees Retirement Plan, in which all U.S. salaried employees were eligible to participate until it was frozen as to new participants on April 1, 2005, is based on the participant’s years of service, salary and age at retirement. The monthly benefit formula is 55% of the participant’s final average base pay multiplied by the years of credited service (up to a maximum of 35 years) and divided by 35 and then by 12. This amount is then reduced by any benefits accrued under a plan maintained by a former affiliate. The final average base pay excludes all bonus payments and is the average pay for the last 60 full months of participation in the plan (prior to the plan being frozen). Pay is subject to the Internal Revenue Code Section 401(a)(17) pay limits. If the participant retires prior to the age of 62, the benefit is reduced by an early reduction factor.

Benefits paid under this plan are payable as an annuity only (other than small amounts which may be paid in a lump sum, special lump sums offered to terminated participants in a special window program and special lump sums offered in connection with our pension de-risking program). The default form of payment for a single participant is the Single Life Annuity, and for a married participant is a Qualified 50% Joint and Survivor Annuity. Other forms of benefit payments available include the 100% Joint and Survivor Annuity, the 75% Joint and Survivor Annuity, and the Ten Year Certain and Life Annuity.

As described below, we froze this plan for salaried employees effective December 31, 2006 so that benefits were frozen for salaried employees at the level in effect as of that date, and no future benefits will be accrued under the plan.

Tenneco Supplemental Retirement Plan

The benefit under the Tenneco Supplemental Retirement Plan (which includes, for purposes of these disclosures, its predecessor plan, the Supplemental Executive Retirement Plan), is based on the participant’s years of service, salary and bonus and age at retirement. The purpose of the plan is to include bonuses in determining retirement payments, which is not done under the

Tenneco Employees Retirement Plan and which we believe provided a level of retirement benefit that was common in manufacturing companies. The monthly benefit formula is 55% of the participant’s final average compensation multiplied by the years of credited service (up to a maximum of 35 years) and divided by 35 and then by 12. This amount is then reduced by the accrued benefits from the Tenneco Employees Retirement Plan and the former affiliate plan. The final average compensation for this plan is the sum of the participant’s average base pay plus the average bonus pay, where the average is determined as the highest three out of the past five calendar years (prior to the plan being frozen, as applicable, and without regard to Internal Revenue Code limits). If the participant retires prior to the age of 62, the benefit will be reduced by an early reduction factor.

Benefits paid under this plan are payable as a lump sum only. To calculate the lump sum payment amount, the accrued benefit after offsets, as calculated above, is multiplied by a lump sum factor. This factor is determined using the 1994 Group Annuity Mortality Tables at an interest rate that is the average of the 30-year Treasury Bond yields for the November preceding the year of distribution.

This plan applied to our approximately top 60 managers. As described below, effective December 31, 2006, this plan was frozen as to substantially all managers at the level in effect as of that date so that no future benefits will be accrued under the plan.

Mr. Jackson, whose employment agreement provided for participation in the Supplemental Pension Plan, did not have his benefits frozen at December 31, 2006. However, he agreed to a voluntary reduction in benefits under this plan as described below under “— 2006 Changes in Defined Benefits.”

Tenneco Supplemental Pension Plan

The accrued benefit under the Tenneco Supplemental Pension Plan (which includes, for purposes of these disclosures, its predecessor plan, the Key Employee Pension Plan), is calculated based on the participant’s years of vesting service and salary and bonus. This plan was implemented in 1999 in connection with the transactions that resulted in our becoming a stand-alone company. The plan was designed to attract and retain key management as we faced the challenges of being highly leveraged in the automotive industry. The monthly benefit formula is the number of years of vesting service multiplied by 4%, subject to a maximum of 50%, multiplied by one-twelfth of the participant’s final average compensation. This amount is then reduced by any accrued benefits from the Tenneco Employees Retirement Plan, the Tenneco Supplemental Retirement Plan and the former affiliate plan. The final average compensation for this plan is the sum of the participant’s base pay and bonus payments received during the last 36 months of participation in the plan (prior to the plan being frozen, as applicable, and without regard to Internal Revenue Code limits). Benefits from this plan are available to the participant upon reaching age 55 without any reduction for early retirement.

Benefits paid under this plan are payable as a lump sum only. To calculate the lump sum payment amount, the accrued benefit after offsets, as calculated above, is multiplied by a lump sum factor. This factor is determined using the 1994 Group Annuity Mortality Tables at an interest rate that is the average of the 30 year Treasury Bond yields for the November preceding the year of distribution.

As described below, we froze our defined benefits plans as to substantially all of our executives at December 31, 2006. Mr. Jackson, whose employment agreement provided for participation in the Supplemental Pension Plan, did not have his benefits frozen. However, he agreed to a voluntary reduction in benefits under this plan as described below under “— 2006 Changes in Defined Benefits.”

Spanish Plans

Mr. Fornos participates in a defined contribution retirement plan we maintain for our senior management based in Spain. We make annual contributions to this plan on his behalf in an amount equal to 8% of his salary. This plan is administered by a third party insurer who determines how the funds will be invested. As of December 31, 2016, Mr. Fornos’ balance in this plan was $253,662, and under the terms of the plan he would be guaranteed a payment upon retirement (eligibility for which begins at age 65) of $284,515. In case of death before retirement age, a calculation of the earned capital will be made and then settled to Mr. Fornos’ heirs.

Mr. Orta also participates in the same defined contribution pension plan, except that our contribution is equal to 8% of the difference between his salary at the time of his departure from our company and at June 30, 2010. Mr. Orta participates simultaneously in a defined benefit plan for certain employees in Spain. As of December 31, 2016, Mr. Orta’s balance in this plan was $67,332, and under the terms of the plan he would be guaranteed a payment upon retirement (eligibility for which begins at age 65) of $130,676. In case of death before retirement age, a calculation of the earned capital will be made and then settled to Mr. Orta’s heirs.

Under the plan, Mr. Orta is eligible for a defined benefit after retirement based on his base salary frozen at the level of June 30, 2010. Under this plan, at normal retirement age, a participating employee will receive a pension equal to up to 70% of his base salary less the Spanish social security component, depending on the number of years of service as computed under the plan (with an employee achieving maximum benefits at 35 years of service). Pursuant to applicable pension regulations, Mr. Orta is entitled to keep pension contributions previously made by the company or transfer them to a different pension plan.

2006 Changes in Defined Benefits

In August 2006, we froze, effective December 31, 2006, benefits under our defined benefit pension plans for certain employees and replaced them with additional benefits under defined contribution plans beginning in 2007. Prior earned benefits under the defined benefit plans were, however, preserved. With the exception of Mr. Jackson and a limited number of other former executives, who had employment contracts providing for specified benefits (each of whom voluntarily accepted a benefits reduction under non-qualified plans), this freeze impacted all U.S.-based salaried employees and non-union hourly employees who participated in any of the plans.

Mr. Jackson had an employment agreement that provided for his participation in the Supplemental Retirement Plan and Supplemental Pension Plan. As a result, we did not freeze these plans for Mr. Jackson. Instead, Mr. Jackson voluntarily agreed to a reduction in his retirement benefit payable under those plans and to an offset to benefits payable under those plans for Company Retirement Contributions received under the existing or new defined contribution plans. The benefits reduction increases to a maximum of 5% of the benefit that would have otherwise been paid, depending on the executive’s age at retirement.

To address the loss of benefits associated with the freeze, we amended our existing qualified defined contribution plans, effective January 1, 2007, to provide for additional annual company contributions in amounts that increase with the employee’s age. Employees, including executive officers, hired after 2005 receive a fixed 2% contribution. These additional contributions, which we refer to as “Company Retirement Contributions,” are payable for each employee who ceased to accrue benefits or whose benefits were otherwise modified under any defined benefit plan in connection with the freeze or who was hired after eligibility for the defined benefit plans was frozen in 2005. In addition, effective January 1, 2007, we implemented an unfunded non-qualified defined contribution pension plan as described in “— Compensation Discussion and Analysis — Design and Elements of Compensation — Retirement Plans.”

Nonqualified Defined Contribution and Other Deferred Compensation Plans Table

The following table sets forth certain information regarding potential benefits as of the end of 2016 for the named executive officers under our nonqualified defined contribution plans.

Nonqualified Deferred Compensation

Name	Registrant Contributions in 2016(1) ($)	Aggregate Earnings in 2016(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/16(3) ($)
Mr. Sherrill	356,292	82,528	0	3,161,978
Mr. Trammell	138,362	59,053	0	1,081,505
Mr. Kesseler	66,776	930	0	85,050
Mr. Jackson	53,644	5,803	0	401,718

(1)	Included in “All Other Compensation” in the Summary Compensation Table.

(2)	Reflects earnings on contributions under our non-qualified defined contribution plan based on the individual’s selected investments.

(4)	Includes registrant contribution amounts reported in the 2016 Summary Compensation Table for: Mr. Sherrill - $356,292 for 2016, $388,969 for 2015 and $345,887 for 2014; Mr. Trammell - $138,362 for 2016, $132,091 for 2015 and $110,843 for 2014; Mr. Kesseler - $66,776 for 2016 and $17,260 for 2015; and Mr. Jackson - $53,644 for 2016, $109,646 for 2015 and $51,577 for 2014.

We maintain a U.S. non-qualified defined contribution retirement plan. As described above in “— Compensation Discussion and Analysis — Design and Elements of Compensation — Retirement Plans,” effective January 1, 2007, our U.S. named executive officers and other senior managers became eligible to participate in this plan, with allocations under the plan calculated in the same manner as under the applicable existing defined contribution retirement plan, except that (i) Company Retirement Contributions under the plan are made based on compensation that includes bonus compensation payable in accordance with the TAVA Plan formula, (ii) contributions under this plan are based on compensation in excess of the Section 401(a)(17) limitations of the Internal Revenue Code and (iii) our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer have special benefits under the plan as described above in “— Compensation Discussion and Analysis.”

Mr. Fornos and Mr. Orta participate in a defined contribution retirement plan we maintain for our senior management based in Spain, as described above in “— Compensation Discussion and Analysis — Post-Employment Compensation — Spanish Plans.”

Other Potential Post-Employment Compensation

The following describes potential post-employment compensation for all of our named executive officers, other than Mr. Orta, who is no longer an executive officer and who is receiving the benefits provided in his Agreement and General Release described above, and Mr. Fornos, who will retire on March 31, 2018 and who will receive the benefits provided in his retirement agreements described above.

Change in Control Severance Benefit Plan for Key Executives

We maintain a Change in Control Severance Benefit Plan for Key Executives. The purpose of the plan is to enable us to continue to attract, retain and motivate highly qualified employees by eliminating, to the maximum practicable extent, any concern on the part of such employees that their job security or benefit entitlements will be jeopardized by a “change in control” of our company.

Under the amended plan, a “change in control” happens if:

•    any person or group acquires 20% or more of our then-outstanding common stock or the combined voting power of our then-outstanding securities having general voting rights subject to limited exceptions;

•    our incumbent board of directors ceases to constitute a majority of our board of directors;

•    there is a merger, consolidation or sale of all or substantially all the assets in which our stockholders own less than 50% of the new company; or

•    we are liquidated or dissolved.

Benefits under the plan are payable to a key employee who is discharged (either actually or constructively) within two years after a change in control. Under the plan, we must pay an eligible executive a lump sum cash payment equal to one, two or three times, depending on his or her grouping under the plan, (i) his or her base salary and (ii) his or her targeted annual bonus in effect immediately prior to the change in control. In addition, we must provide the executive with (a) a pro rata bonus at target (payable in a lump sum), (b) one, two or three years (depending on his or her grouping under the plan) of health and welfare benefits continuation, (c) out placement services and (d) all deferred compensation (payable in a lump sum). We eliminated the tax gross up as to employees who become subject to the plan on or after January 1, 2014. Benefits under this plan are not conditioned on any action by the participant.

Mr. Jackson retired March 31, 2017. Mr. Jackson had an employment agreement originally entered into in 1999 and which provided that various terms of the Change in Control Severance Benefit Plan in effect at the time would continue to apply in terms of entitlement to cash payments and the vesting of awards. Specifically, for Mr. Jackson a “change in control” would happen if:

•    any person or group acquires 15% or more of our voting stock and the acquisition is not approved by our then incumbent board of directors, or any person or group acquires 40% or more of our voting stock, in each case subject to limited exceptions;

•    our incumbent board of directors ceases to constitute a majority of our directors or any person elects during any 24 months new directors that represent at least 25% of our board of directors without approval of our incumbent board;

•    any merger, consolidation or sale of all or substantially all the assets of our company if a majority of our incumbent board of directors is not a majority of the board of the surviving or successor company; or

•    we are liquidated.

Mr. Jackson would be entitled to a lump sum cash payment equal to three times (i) his base salary plus, (ii) the higher of (a) his average bonus for the prior three years and (b) his targeted annual bonus in effect immediately prior to the change in control. Mr. Jackson’s employment agreement further provided that each of his outstanding awards under our equity incentive plan would be treated as exercisable, earned at target and vested immediately upon the happening of a change in control.

See “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements and Other Employment Arrangements” for additional discussion of specific provisions in employment agreements regarding the calculation of benefits under this plan.

Under our 2006 Long-Term Incentive Plan (and its predecessor, the 2002 Long-Term Incentive Plan), upon a change in control, all options will immediately vest and remain exercisable for up to 36 months. All restrictions on outstanding restricted stock will lapse and our LTPUs shall be deemed fully earned on the date of the change in control and paid based on assumed achievement of targeted performance goals.

Messrs. Sherrill, Trammell, Kesseler and Jackson would have become entitled to receive payments from us as follows had we experienced a change in control on December 31, 2016 (assuming termination on that date, other than with respect to LTPUs, options and restricted stock, as described above):

Name	Severance Amount	Bonus Amount	Long Term Performance Unit Payout(1)	Early Vesting of Stock Options(2)	Early Vesting of Restricted Stock(2)	Other Benefits(3)	Excise Tax Gross Up	Total(4)
Mr. Sherrill	$7,863,750	$1,456,250	$7,660,000	$103,584	$7,274,069	$112,403	$—	$24,470,056
Mr. Trammell	$2,312,500	$531,250	$2,240,000	$30,695	$1,713,927	$81,305	$—	$6,909,677
Mr. Kesseler	$5,370,000	$895,000	$4,200,000	$—	$8,851,499	$109,458	$—	$19,425,957
Mr. Jackson	$2,754,000	$408,000	$1,400,000	$19,182	$985,714	$85,936	$—	$5,652,832

(1)	Represents full value of all unpaid long term performance units at target that would have vested upon a change in control.

(2)	Represents the difference between the option exercise price and the closing price of a share of our common stock on December 30, 2016 for all unvested options and the value of all unvested restricted shares based on that price.

(3)	Represents welfare benefits (medical, dental, life and disability) and outplacement services.

(4)	The amounts presented are estimated without any allocation of amounts payable to service prior to or after the change in control.

Severance Benefits

If Mr. Sherrill or Mr. Kesseler is involuntarily terminated by us other than for disability or cause or in connection with a change in control, each is entitled to receive a lump sum payment equal to two times his annual base salary (which lump sum amount would have been $2,330,000 for Mr. Sherrill and $1,790,000 for Mr. Kesseler as of December 31, 2016).

Mr. Jackson would have become entitled to receive payments from us as follows had his position been terminated by us on December 31, 2016, other than following a change in control and other than for death, disability or nonperformance of duties (assuming our board of directors agreed to vest outstanding equity-based awards upon termination):

Name	Severance Amount(1)	Long Term Performance Unit Payout(1)(2)	Early Vesting of Stock Options(3)	Early Vesting of Restricted Stock(3)	Health and Welfare Benefits	Total
Mr. Jackson	$1,792,200	$1,400,000	$19,182	$985,714	$20,312	$4,217,408

(1)	Payable in a lump sum.

(2)	Includes the full value of long-term performance units at target.

(3)	Represents the difference between the option exercise price and the closing price of a share of our common stock on December 30, 2016 for all unvested options and the value of all unvested restricted shares based on that price.

We maintain a Severance Benefit Plan that applies to all U.S. salaried, full-time employees with at least one month of service who are terminated by us in connection with a reduction in force or similar layoff. Under this plan, eligible employees receive a severance payment in a lump sum equal to the total of (1) 1 week of pay for each full year of service up to and including 15 years, and (2) an additional 1.5 weeks of pay for each full year of service exceeding 15 years, in each case subject to a minimum of 4 weeks and a maximum of 52 weeks of pay. This plan would apply to Mr. Trammell, who we expect would have received $270,433 if his employment had been terminated by us on December 31, 2016 in connection with a reduction in force or similar layoff. We require participants to sign a customary release to receive benefits under this plan.

Death or Disability

Under our TAVA Plan, a participant, including any named executive officer, is entitled to a pro rata bonus if his or her employment is terminated due to death or disability. Under our 2006 Long-Term Incentive Plan, in the event of death or disability, all LTPUs pay out at 100% of target, all restricted stock vests and all options vest.

Our named executive officers would have been entitled to the following payments from us in the event of their death or disability on December 31, 2016:

Name	Salary Continuation		Bonus Amount	Long Term Performance Unit Payout(4)	Early Vesting of Stock Options(5)	Early Vesting of Restricted Stock(5)	Total
Mr. Sherrill	$533,958	(1)	$1,371,788	$7,660,000	$103,584	$7,274,069	$16,943,399
Mr. Trammell	$312,500	(2)	$500,438	$2,240,000	$30,695	$1,713,927	$4,797,560
Mr. Kesseler	$268,500	(3)	$843,090	$4,200,000	$—	$8,851,499	$14,163,089
Mr. Jackson	$255,000	(2)	$384,336	$1,400,000	$19,182	$985,714	$3,044,232

(1)	Represents four months salary continuation for disability at 100% and two months salary continuation for disability at 75%. The executive receives no continuation of salary upon death.

(2)	Represents six months salary continuation for disability at 100%. The executive would receive no continuation of salary upon death.

(3)	Represents six months salary continuation for disability at 60%. The executive receives no continuation of salary upon death.

(4)	Includes the full value of long-term performance units at target.

(5)	Represents the difference between the option exercise price and the closing price of a share of our common stock on December 30, 2016 for all unvested options and the value of all unvested restricted shares based on that price.

Retirement

As of December 31, 2016, Messrs. Trammell and Jackson were eligible to retire under our plans. Mr. Sherrill became eligible to retire under our plans in January 2017. As discussed under

“Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Agreements with Former or Retiring Executives,” Mr. Jackson retired on March 31, 2017. Under our TAVA Plan, a participant, including any named executive officer, is entitled to a pro rata bonus if his or her employment is terminated due to retirement. Under our 2006 Long-Term Incentive Plan, in the event of retirement, a participant is entitled to a pro rata LTPU pay out, all restricted stock vests and all options vest. Each of Messrs. Sherrill, Trammell and Jackson would have been entitled to the following payments from us in the event of his retirement on December 31, 2016 (assuming, in the case of Mr. Sherrill, that he had been retirement eligible as of that date):

Name	Salary Continuation	Bonus Amount	Long Term Performance Unit Payout(1)	Early Vesting of Stock Options(2)	Early Vesting of Restricted Stock(2)	Total
Mr. Sherrill	$—	$1,371,788	$4,132,400	$103,584	$7,274,069	$12,881,841
Mr. Trammell	$—	$500,438	$1,209,600	$30,695	$1,713,927	$3,454,660
Mr. Jackson	$—	$384,336	$756,600	$19,182	$985,714	$2,145,832

(1)	Reflects payout for 2014-2016 performance period and pro rata participation at target for the 2015-2017 and 2016-2018 performance periods. Actual payouts for the 2015-2017 and 2016-2018 performance periods would be based on actual performance.

(2)	Represents the difference between the option exercise price and the closing price of a share of our common stock on December 30, 2016 for all unvested options and the value of all unvested restricted shares based on that price.

Compensation-Related Risk

We believe that our compensation programs for our named executive officers and other employees incentivize the creation of stockholder value on both an annual and long-term basis. As a result, we believe our programs do not encourage excessive or inappropriate risk-taking and are not reasonably likely to have a material adverse effect on us.

Our annual cash incentives for most salaried and some hourly employees are based primarily on the achievement of EVA performance, which we believe is a key driver of stockholder value. Each individual incentive target is not excessive in relation to the participant’s base salary. Subject to the discretion of the Compensation/Nominating/Governance Committee, these annual cash incentives are capped at 200% of target.

Our long-term cash incentive payments are also capped at 200% of target. They are based on free cash flow, EBITDA and total stockholder return measures. We believe that these measures are key indicators of the value generated for stockholders. We attempt to set ranges for these measures that encourage success without encouraging excessive risk taking to achieve results. We award restricted stock to our senior and middle managers to further align the interests of our employees and stockholders. These awards vest over a three-year period. We believe our long-term compensation programs encourage the delivery of sustained performance over multiple periods, rather than performance in a single period.

Director Compensation

The following table and related narrative shows the compensation we paid for 2016 to each of our outside directors for all services provided to our company and its subsidiaries.

Director Compensation for 2016

Name	Fees Earned ($)	Stock Awards ($)	Total ($)
Mr. Freyman	111,000	100,000	211,000
Mr. Letham	128,000	100,000	228,000
Mr. Metcalf	110,000	100,000	210,000
Mr. Porter	124,000	100,000	224,000
Mr. Price	108,000	100,000	208,000
Mr. Stecko	129,000	100,000	229,000
Ms. Warner	110,000	100,000	210,000
Mr. Wood	108,000	100,000	208,000

Fee Structure

For 2016, each outside director was paid an annual cash retainer fee of $95,000 for service on the Board of Directors which, at the option of a director, may be paid in cash or common stock equivalents. The outside directors also received meeting attendance fees, committee chair fees and reimbursement of their expenses for attending meetings of the Board of Directors and its committees. The fees are generally paid in cash but, at the option of the director may be deferred as described below. Outside directors received $1,000 for each in-person meeting of the Board of Directors attended and $500 for each telephonic meeting. Outside directors who are members of the Audit Committee or the Compensation/Nominating/Governance Committee received $1,000 for each in-person meeting and $500 for each telephonic meeting attended. In 2016, the outside directors who served as the Chair of the Audit Committee or the Chair of the Compensation/Nominating/Governance Committee each received a fee of $16,000. Also, the lead independent director received a $20,000 fee for serving as the chairman and primary spokesman when the Board of Directors met in executive session.

Restricted Stock

In 2016, each outside director received an award of restricted stock with a target value of $100,000. The restricted stock granted in 2016 vested six months after the grant date.

Deferred Compensation Plan

We have a voluntary deferred compensation plan for outside directors. Under the plan, an outside director may elect, prior to commencement of the next calendar year, to have some or all of his or her cash retainer fee and some or all of his or her meeting or other fees credited to a deferred compensation account. The plan provides these directors with various investment options. The investment options include common stock equivalents, which may be paid out in either cash or, at our option, shares of common stock after an outside director ceases to serve as a director. Final distribution of these amounts may be made either in a lump sum or in installments over a period of years. The common stock equivalents are issued at 100% of the fair market value on the date of the grant.

Compensation/Nominating/Governance Committee Interlocks and Insider Participation

During 2016, Messrs. Price, Stecko, Wood and Porter served on the Compensation/Nominating/Governance Committee. From November 1998 to April 1999, Mr. Stecko served as our President and Chief Operating Officer, at a time when we held the former Tenneco Inc.’s automotive and packaging operations. Prior to that time, he served in other executive officer capacities in the former packaging operations. Mr. Stecko, having left our employment in April 1999 to become Chief Executive Officer of Packaging Corporation of America (which simultaneously purchased our former paperboard packaging operations), meets the independence standards for compensation and nominating committee membership under the NYSE listing standards.

COMPENSATION/NOMINATING/GOVERNANCE COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation/Nominating/Governance Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on such review and discussion, the Compensation/Nominating/Governance Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Form 10-K for the year ended December 31, 2016 and in this proxy statement.

Compensation/Nominating/Governance Committee

Roger B. Porter — Chair

David B. Price, Jr.

Paul T. Stecko

Roger J. Wood

REPORT OF AUDIT COMMITTEE

General

The Audit Committee is comprised of four directors and operates under a written charter. All of the members of the Audit Committee meet the definition of independence for purposes of the NYSE listing standards. In addition, the Board has designated each of Messrs. Letham and Freyman as an “audit committee financial expert” under the applicable SEC rules. All of the members of the Audit Committee satisfy the NYSE’s financial literacy requirements.

Report

The Audit Committee has furnished the following report:

•	The Audit Committee has reviewed and discussed the audited financial statements of our company for the fiscal year ended December 31, 2016 with our management and with PricewaterhouseCoopers LLP (“PwC”), our independent public accountants for fiscal year 2016;

•	The Audit Committee has reviewed and discussed the effectiveness of our internal control over financial reporting, management’s assessment thereof, and PwC’s report on the effectiveness of our internal control over financial reporting with management, PwC and our Vice President of Internal Audit;

•	The Audit Committee has discussed with PwC the matters required to be discussed with the Audit Committee by PCAOB Audit Standard No. 16, Communications with Audit Committees, Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance, and SEC Regulation S-X, Rule 2-07, Communication with Audit Committees;

•	The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board (United States) regarding PwC’s communications with the Audit Committee concerning independence and has discussed with PwC its independence from our company;

•	The Audit Committee has considered whether the services rendered by our independent public accountants with respect to audit and tax fees are compatible with maintaining their independence; and

•	Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for our company for the fiscal year ended December 31, 2016 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC.

Audit Committee

Dennis J. Letham — Chair

Thomas C. Freyman

James S. Metcalf

Jane L. Warner

RATIFY APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS (Item 2)

The Board of Directors recommends that you vote FOR this proposal.

Financial statements of our company and our consolidated subsidiaries will be included in our Form 10-K furnished to all stockholders. The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP (“PwC”) as independent public accountants to examine our consolidated financial statements for the year ending December 31, 2017, and has determined that it would be desirable to request that the stockholders ratify the appointment. You may vote for, vote against or abstain from voting with respect to this proposal. PwC has served as our independent public accountants since 2010. Assuming the presence of a quorum, the affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote is required to ratify the appointment. If the stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment. Representatives of PwC are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and are also expected to be available to respond to appropriate questions.

Audit, Audit-Related, Tax and All Other Fees

The following table summarizes the aggregate audit and tax fees and expenses billed to us for the fiscal years ended December 31, 2016 and 2015 by PwC. PwC provided no audit-related or other services to us for those years.

Audit and Tax Fees and Expenses	2016	2015
Audit fees(a)	$5,704,100	$5,210,000
Tax fees(b)	$571,100	$982,400

	$6,275,200	$6,192,400

(a)	Audit services in 2016 and 2015 consisted of:

•        Audit of our annual financial statements, including audits of subsidiary financial statements required by local country laws;

•        Audit of our internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002;

•        Reviews of our quarterly financial statements; and

•        Comfort letters, consents and other services related to SEC matters.

(b)	Tax services in 2016 and 2015 consisted primarily of tax compliance (e.g., tax return preparation) and other tax advice on transactions that have already occurred to document, compute, support and obtain government approval for amounts to be included in tax filings.

In considering the nature of the services provided by PwC for 2016 and 2015, the Audit Committee determined that such services were compatible with the provision of independent audit services. The Audit Committee discussed these services with PwC and our management to determine that they were permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as by the American Institute of Certified Public Accountants.

Pre-Approval Policy

The Audit Committee maintains a pre-approval policy regarding the provision of non-audit services by our independent public accounting firm. All of the services performed by PwC in 2016 were pre-approved in accordance with the pre-approval policy adopted by the Audit Committee.

The Audit Committee’s pre-approval policy describes the permitted audit, audit-related, tax and other services (collectively, the “Disclosure Categories”) that our independent auditor may perform. The policy requires that, each fiscal year, a description of the services (the “Service List”) expected to be performed by our independent auditor in each of the Disclosure Categories, as well as related budgeted fee amounts, be presented to the Audit Committee for approval. Providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship while permitting us to receive immediate assistance from the independent auditor when time is of the essence.

Any requests for audit, audit-related, tax and other services not included on the Service List must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chair of the Audit Committee. The Chair must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval. The Audit Committee will monitor the Service List as necessary, but no less than on a quarterly basis. Any proposed service exceeding 110% of the pre-approved cost level or budgeted amount requires specific additional pre-approval by the Audit Committee.

APPROVE EXECUTIVE COMPENSATION IN AN ADVISORY VOTE (Item 3)

The Board of Directors recommends that you vote FOR approval of the compensation of our named executive officers.

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)), and the related rules of the SEC, we are asking our stockholders to cast an advisory, non-binding vote on the compensation of our named executive officers. This proposal, commonly referred to as a “say-on-pay” proposal, gives stockholders the opportunity to endorse, not endorse or abstain from voting on our executive compensation programs and policies. This vote is not intended to address any specific item of compensation but, rather, the overall compensation of our named executive officers and the compensation principles, policies and practices described in this proxy statement. The Dodd-Frank Act requires that we submit a proposal to stockholders similar to this proposal at least every three years.

Our executive compensation program is designed to attract and retain officers of the highest qualifications, experience and ability and to motivate them to increase stockholder value on both an annual and a longer-term basis primarily by improving our total stockholder return, EBITDA and free cash flow. The Compensation/Nominating/Governance Committee, to which we refer as the “committee,” believes that our executive compensation program reflects a strong pay-for-performance philosophy and drives the alignment of stockholder and management interests. The key features of our executive compensation program include:

•	Compensation for our executives is weighted primarily toward incentive forms of compensation, including annual and long-term cash incentive compensation and equity compensation. This reinforces a results-oriented management culture with the overarching goal of enhancing stockholder value.

•	Our general policy is to provide salary, annual cash incentive payments and long-term incentive compensation to executives based on performance that is competitive and at market levels with comparable companies when financial and qualitative targets are met (i.e. in the range of the 50th percentile compensation for target performance).

•	We maintain stock ownership guidelines that apply to all of our directors and our senior officers. As of March 20, 2017, the record date for our Annual Meeting, our executive officers collectively beneficially owned approximately 2.4% of our outstanding common stock, which significantly aligns their interests with the interests of our stockholders.

•	Our committee has directly retained and receives advice from Meridian Compensation Partners LLC, an independent compensation consulting firm that provides no other services to our company.

As noted in the Compensation Discussion and Analysis of this proxy statement, we believe our compensation program for our named executive officers has been effective in driving outstanding financial results in 2016.

Accordingly, we are submitting the following resolution for stockholder vote at the Annual Meeting:

“RESOLVED, that the stockholders of Tenneco approve, on an advisory basis, the 2016 compensation of Tenneco’s named executive officers as disclosed in the Proxy Statement for the 2017 Annual Meeting under the heading “Executive Compensation,” including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other tables and narrative disclosures set forth thereunder.”

This vote is an advisory vote, and therefore the result will not be binding on us. Although the vote is non-binding, the committee, which is comprised of independent directors and is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders. Accordingly, the committee will review the results of voting on this proposal, seek to determine the cause or causes of any significant negative voting results and will take these matters into consideration when making future compensation decisions for named executive officers.

APPROVE “ONE YEAR” AS THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION (Item 4)

The Board of Directors recommends that you vote FOR “one year” as the frequency of future advisory votes on compensation of our named executive officers.

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Act) and the related rules of the SEC, we are asking our stockholders to cast an advisory, non-binding vote on whether the advisory vote on our executive compensation should be held every one, two or three years. Stockholders may also abstain from voting on this proposal. The Dodd-Frank Act requires that we submit a proposal to stockholders similar to this proposal at least every six years.

After careful consideration, the Board recommends that future advisory votes on executive compensation occur every year. The Board believes that conducting the advisory vote on executive compensation every year is optimal for a number of reasons, including:

•	Our executive compensation program is evaluated, adjusted and approved on an annual basis. As part of an annual evaluation, our Compensation/Nominating/Governance Committee, to which we refer as the “committee,” reviews and determines the primary elements of compensation for our named executive officers. Setting a one-year period for holding a stockholder vote on our executive compensation program will allow the stockholders to provide our committee with direct and frequent input on the compensation program for our named executive officers as disclosed in the proxy statement every year.

•	An advisory vote every year reflects an appropriate time frame for our committee to adjust our executive compensation program if necessary in light of a past advisory vote on executive compensation, and for stockholders to see and evaluate the result of the committee’s actions in a timely manner.

•	An annual advisory vote on the executive compensation program aligns closely with our objective to engage in regular dialogue with our stockholders on corporate governance matters, including the compensation program for our named executive officers.

Accordingly, we are submitting the following resolution for stockholder vote at the Annual Meeting:

“RESOLVED, that the stockholders of Tenneco approve, on an advisory basis, that the advisory vote on executive compensation should take place every year.”

This vote is an advisory vote, and therefore the result will not be binding on us. Although the vote is non-binding, the Board and the committee intend to conduct an annual advisory vote on executive compensation if so recommended by the stockholders. Otherwise, we will consider the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

INCORPORATION BY REFERENCE

To the extent that this proxy statement is incorporated by reference in any other filing by us under the Securities Act of 1933, as amended, or the Exchange Act, the information included or incorporated in the sections of this proxy statement entitled “Compensation/Nominating/ Governance Committee Report on Executive Compensation” and “Report of Audit Committee” will not be deemed to be incorporated, unless specifically provided otherwise in such filing.

DIRECTIONS TO ANNUAL MEETING

If you plan to attend the annual meeting in person, below are directions to our headquarters located at 500 North Field Drive, Lake Forest, Illinois 60045.

From North

Take 294 South

Exit Route 60 (Town Line Road) (left/east)

Left on Field Drive (2nd light)

Tenneco on Left Side

From O’Hare Airport and South

Take 294 North

Exit Route 60 (Town Line Road) (right/east)

Left on Field Drive (1st light)

Tenneco on Left Side

From Downtown Chicago

Kennedy Expressway, I-90, west

To Edens Expressway, I-94, toward Milwaukee

To 294 North

Exit Route 60 (Town Line Road) (right/east)

Left on Field Drive (1st light)

Tenneco on Left Side

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

We and some brokers have adopted “householding,” a procedure under which stockholders who have the same address will receive a single Notice of Internet Availability of Proxy Materials or set of proxy materials, unless one or more of these stockholders provides notice that they wish to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards. This procedure can result in significant savings to our company by reducing printing and postage costs.

If you participate in householding and wish to receive a separate Notice of Internet Availability of Proxy Materials or set of these proxy materials, or if you wish to receive separate copies of future Notices, annual reports and proxy statements, please call 1-800-579-1639 or write to: Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. We will deliver the requested documents to you promptly upon your request.

Any stockholders of record who share the same address and currently receive multiple copies of proxy materials who wish to receive only one copy of these materials per household in the future may contact Broadridge Financial Solutions, Inc. at the address or telephone number listed above. If you hold your shares through a broker, bank or other nominee, please contact your broker, bank or other nominee to request information about householding.

SUBMISSION OF STOCKHOLDER PROPOSALS

Stockholder Proposals — Inclusion in Company Proxy Statement

For a stockholder proposal (unrelated to a director nomination under our proxy access By-Law provision) to be considered by us for inclusion in our proxy statement and form of proxy relating to the annual meeting of stockholders to be held in 2018, the proposal must be received by December 4, 2017.

In addition, the proxy access By-Law provision adopted by the Board in October 2016 allows qualifying stockholders to include their director nominees in the company’s proxy materials under certain circumstances by giving adequate and timely notice to the Corporate Secretary. A stockholder or group of no more than 20 stockholders (meeting our continuous ownership requirement of 3% or more of our outstanding common stock held continuously for at least the previous three years) can nominate a candidate or candidates for election to the Board of Directors at an annual meeting, constituting up to two directors or 20% of the number of directors then serving on the Board (rounded down to the nearest whole number), whichever is greater, provided that the stockholder(s) and nominee(s) satisfy the requirements specified in the By-Laws. In order for such nominees to be included in our proxy statement and form of proxy, stockholders and nominees must submit a notice of proxy access nomination together with certain related information required by our By-Laws. Our By-Laws state that, to be timely, the notice and certain related information must be delivered to our principal executive offices not earlier than the close of business on the 150th day nor later than the close of business on the 120th day prior to the first anniversary of the date that the company’s proxy statement was first distributed to stockholders in connection with the preceding year’s annual meeting. However, in the event that the date of the annual meeting is more than 30 days before or after the first anniversary of the most recent annual meeting, the notice must be delivered not earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the later of the 120th day prior to such annual meeting and the 10th day following the day on which public announcement of the date of such meeting is first made by the company. Therefore, to be timely under our By-Laws, a proxy access proposal for the 2018 annual meeting must be delivered not earlier than November 4, 2017 and not later than December 4, 2017.

Correspondence related to stockholder proposals must be sent in writing to our Corporate Secretary at our principal executive offices, 500 North Field Drive, Lake Forest, Illinois 60045.

Other Stockholder Proposals — Discretionary Voting Authority and By-Laws

With respect to stockholder proposals not included in the Company’s proxy statement and form of proxy, we may utilize discretionary authority conferred by proxy in voting on any such proposals if, among other situations, the stockholder does not give timely notice of the matter to us by the date determined under our By-Laws for the submission of business by stockholders. This notice requirement and deadline are independent of the notice requirement and deadline described above for a stockholder proposal to be considered for inclusion in our proxy statement. Our

By-Laws state that, to be timely, notice and certain related information must be received at the principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is more than 30 days before or more than 70 days after the anniversary date, the notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Therefore, to be timely under our By-Laws, a proposal for the 2018 annual meeting not included by or at the direction of the Board must be received not earlier than January 17, 2018, and not later than February 16, 2018. Correspondence related to stockholder proposals must be sent in writing to our Corporate Secretary at our principal executive offices, 500 North Field Drive, Lake Forest, Illinois 60045.

The Compensation/Nominating/Governance Committee will consider director candidates recommended by stockholders provided the procedures set forth below are followed by stockholders in submitting recommendations. The committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth elsewhere in this proxy statement, based on whether the candidate was recommended by a stockholder. Separate from our proxy access By-law, a stockholder of our company may nominate persons for election to the Board of Directors at an annual meeting if the stockholder submits such nomination, together with certain related information required by our By-Laws, in writing to our Corporate Secretary at our principal executive offices within the time period described in the prior paragraph. Following verification of the stockholder’s status, the Compensation/Nominating/Governance Committee will perform an initial analysis of the qualifications of the nominee pursuant to the criteria listed in this proxy statement to determine whether the nominee is qualified for service on our Board of Directors before deciding to undertake a complete evaluation of the nominee. Other than the verification of compliance with the procedures set forth in our By-Laws and stockholder status, and the initial analysis performed by the Compensation/Nominating/Governance Committee, a person nominated by a stockholder for election to the Board of Directors is treated like any other potential candidate during the review process by the Compensation/Nominating/Governance Committee.

JAMES D. HARRINGTON

Corporate Secretary

The Company has made available to you its Form 10-K which you may access by following the instructions contained in the Notice of Internet Availability of Proxy Materials. We will furnish without charge to each person whose proxy is being solicited, upon the written request of any such person, a copy of our Form 10-K for the fiscal year ended December 31, 2016, as filed with the Securities and Exchange Commission, including the financial statements and schedules thereto. Requests for copies of such report should be directed to General Counsel, Tenneco Inc., 500 North Field Drive, Lake Forest, Illinois 60045.

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Annual Meeting of Stockholders May 17, 2017

Tenneco Inc.

500 North Field Drive, Lake Forest, Illinois 60045

April 3, 2017

Dear Benefit Plan Participant:

The Annual Meeting of the Stockholders of Tenneco Inc. is scheduled to be held on Wednesday, May 17, 2017, at 10:00 a.m., Central Time, at our headquarters located at 500 North Field Drive, Lake Forest, Illinois 60045. A Notice and proxy statement, which is being sent to all benefit plan participants in connection with the Annual Meeting, is enclosed for your information.

Also enclosed with this letter is a form of proxy card, which designates the number of shares held in your benefit plan account. By executing the proxy card you instruct the benefit plan trustee (the “Trustee”) how to vote the shares of Tenneco Inc. stock in your account which you are entitled to vote. The Trustee will vote all shares eligible to be voted by benefit plan participants in accordance with their instructions. Please submit your vote via mail, telephone or internet by 11:59 p.m. Eastern Time on May 14, 2017 so that the Trustee can vote the shares in your benefit plan account in accordance with your instructions.

If you return your form of proxy executed but without furnishing voting instructions, the eligible shares in your account will be voted by the Trustee, as holder of record of the shares in your account,

•	FOR the election of the nominees for director named in the proxy statement

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent public accountants for 2017

•	FOR the approval, in an advisory vote, of the Company’s executive compensation

•	FOR 1 YEAR on the approval, in an advisory vote, as the frequency of future votes on the Company’s executive compensation

•	In the discretion of the Trustee on all other matters as may be properly brought before the Annual Meeting

If you do not return your executed form of proxy to the Trustee, or provide your vote via telephone or internet, then your shares will be voted by the Trustee in accordance with the requirements of your benefit plan. Under the plan, the Trustee will vote all such shares in the same proportion as the instructions that it receives from participants who vote their shares.

Your vote will generally be kept confidential, except as necessary to meet applicable legal requirements and to allow for the tabulation of votes and certification of the vote.

Your vote is important. Please send your executed form of proxy card with your voting instructions, or provide your vote via telephone or internet, at your earliest opportunity. For your convenience, a return envelope is enclosed.

Your Benefits Committee

TENNECO INC. 500 N. FIELD DRIVE LAKE FOREST, IL 60045 ATTN: JAMES D. HARRINGTON

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E19505-P88413-Z69558 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TENNECO INC.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors
	Nominees:		For	Against	Abstain

	1a.	Thomas C. Freyman	☐	☐	☐	The Board of Directors recommends you vote
	1b.	Brian J. Kesseler	☐	☐	☐	FOR proposals 2 and 3.		For	Against	Abstain
	1c.	Dennis J. Letham	☐	☐	☐	2.	Ratify appointment of PricewaterhouseCoopers LLP as independent public accountants for 2017.	☐	☐	☐
	1d.	James S. Metcalf	☐	☐	☐
	1e.	Roger B. Porter	☐	☐	☐	3.	Approve executive compensation in an advisory vote.	☐	☐	☐
	1f.	David B. Price, Jr.	☐	☐	☐
	1g.	Gregg M. Sherrill	☐	☐	☐	The Board of Directors recommends you vote 1 YEAR on the following proposal.	1 Year	2 Years	3 Years	Abstain
	1h.	Paul T. Stecko	☐	☐	☐
	1i.	Jane L. Warner	☐	☐	☐	4.	Approve frequency of future advisory votes on executive compensation in an advisory vote. ☐	☐	☐	☐
	1j.	Roger J. Wood	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

NOTE: In the discretion of the Proxies named herein, the Proxies are authorized to vote upon such other matters as may properly come before the meeting (or any adjournment or postponement thereof).

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)		Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Form 10-K and 401K Letter are available at www.proxyvote.com.

E19506-P88413-Z69558

TENNECO INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The Stockholder(s) hereby appoint(s) Gregg M. Sherrill and James D. Harrington, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Tenneco Inc. that the Stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., Central Time, on Wednesday, May 17, 2017, at our headquarters located at 500 North Field Drive, Lake Forest, Illinois 60045.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS; “FOR” PROPOSALS TWO AND THREE; AND “1 YEAR” FOR PROPOSAL FOUR.

Continued and to be signed on reverse side

V.1.1